Exhibit 10.1

LOAN AGREEMENT

BETWEEN

DTS, INC.,
as Borrower

AND

UNION BANK, N.A.
as Administrative Agent and the Initial Lender

July 18, 2012

5.	REPRESENTATIONS AND WARRANTIES		36
	5.1	Corporate Existence; Compliance with Law	36
	5.2	Executive Offices; Corporate or Other Names; Conduct of Business	37
	5.3	Authority; Compliance with Other Agreements and Instruments and Government Regulations	37
	5.4	No Governmental Approvals Required	37
	5.5	Subsidiaries	37
	5.6	Financial Statements	38
	5.7	No Other Liabilities; No Material Adverse Effect	38
	5.8	Title To and Location of Property	38
	5.9	Intellectual Property	38
	5.10	Litigation	39
	5.11	Binding Obligations	39
	5.12	No Default	39
	5.13	ERISA	39
	5.14	Regulation U; Investment Company Act	40
	5.15	Disclosure	40
	5.16	Tax Liability	40
	5.17	Environmental Matters	40
	5.18	Security Interests	40
	5.19	Insurance	40
	5.20	Solvency	40

6.	AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		40
	6.1	Payment of Taxes and Other Potential Liens	41
	6.2	Preservation of Existence	41
	6.3	Maintenance of Insurance	41
	6.4	Compliance with Applicable Law	41
	6.5	Inspection Rights	42
	6.6	Keeping of Records and Books of Account	42
	6.7	Compliance with Agreements	42
	6.8	Use of Proceeds	42
	6.9	Hazardous Materials Laws	42
	6.10	Future Subsidiaries	42
	6.11	Further Assurances; Schedule Supplements	43
	6.12	Financial Covenants	44
	6.13	Maintenance of Property	44
	6.14	Notification of Reportable Event	44
	6.15	Pledge of DLL Note	44
	6.16	Post Closing	44

7.	NEGATIVE COVENANTS		45
	7.1	Disposition of Property	45
	7.2	Fundamental Changes	45
	7.3	Acquisitions	46

	7.4	Distributions	46
	7.5	ERISA	46
	7.6	Change in Control	46
	7.7	Liens and Negative Pledges	46
	7.8	Indebtedness and Guaranty Obligations	48
	7.9	Transactions with Affiliates	48
	7.10	Investments	49
	7.11	Change in Nature of Business	50
	7.12	Change in Fiscal Year or Accounting Method	50

8.	INFORMATION AND REPORTING REQUIREMENTS		50
	8.1	Reports and Notices	50
	8.2	Budgets	51
	8.3	Resolution of Tax Dispute	51
	8.4	Other Reports	52

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		52
	9.1	Events of Default	52
	9.2	Remedies	54
	9.3	Waivers by Borrower	54
	9.4	Proceeds	55

10.	SUCCESSORS AND ASSIGNS		55

11.	DISPUTE RESOLUTION		55
	11.1	Alternative Dispute Resolution Agreement	55
	11.2	No Limitation on Remedies	55
	11.3	Inconsistency	56

12.	MISCELLANEOUS		56
	12.1	Complete Agreement; Modification of Agreement	56
	12.2	Reimbursement and Expenses	56
	12.3	Indemnity	56
	12.4	No Waiver	57
	12.5	Severability; Drafting	57
	12.6	Conflict of Terms	58
	12.7	Notices	58
	12.8	Binding Effect; Assignment	60
	12.9	Right of Setoff	62
	12.10	Sharing of Setoffs	62
	12.11	Section Titles	63
	12.12	Counterparts	63
	12.13	Time of the Essence	63
	12.14	GOVERNING LAW; VENUE	63
	12.15	WAIVER OF JURY TRIAL	64

	12.16	Amendments; Consents	64
	12.17	Foreign Lenders and Participants	65
	12.18	Confidentiality	65

13.	AGENT		66
	13.1	Appointment and Authorization	66
	13.2	Lenders’ Credit Decisions	66
	13.3	Agent and Affiliates	67
	13.4	Proportionate Interest in any Collateral	67
	13.5	Action by Agent	67
	13.6	Liability of Agent	68
	13.7	Indemnification	69
	13.8	Successor Agent	69
	13.9	No Obligations of Borrower	69

14.	COMMITMENT COSTS AND RELATED MATTERS		70
	14.1	Eurodollar Costs and Related Matters	70
	14.2	Capital Adequacy	72
	14.3	Federal Reserve System/Wire Transfers	72
	14.4	Assignment of Revolving Commitments Under Certain Circumstances; Duty to Mitigate	73

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A                                                                     Form of Commitment Assignment and Acceptance

Exhibit B                                                                     Form of Compliance Certificate

Exhibit C                                                                     Form of Notice of Borrowing

Exhibit D                                                                     Request for Conversion/Continuation

Schedule 1.1                                                   Schedule of Documents

Schedule 2.1                                                   Lenders: Revolving Commitment— Pro Rata Share

Schedule 5.2                                                   Location of Offices, Collateral and Books and Records

Schedule 5.5                                                   Subsidiaries

Schedule 5.9                                                   Intellectual Property

Schedule 5.10                                            Litigation

Schedule 5.17                                            Hazardous Materials

Schedule 5.19                                            Insurance

Schedule 6.16                                            Post-Closing

Schedule 7.7                                                   Existing Liens

Schedule 7.8                                                 Existing Indebtedness

Schedule 7.10                                            Existing Investments

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”), is entered into as of July 18, 2012, between DTS, INC., a Delaware corporation (“Borrower”), UNION BANK, N.A., together with any other lender hereunder from time to time (collectively, the “Lenders” and individually, a “Lender”) and UNION BANK, N.A., as administrative agent (“Agent”), effective as of the Closing Date, with reference to the following facts:

RECITALS

A.                                    Borrower has requested that the Lenders provide Borrower with a revolving line of credit in an amount equal to the Revolving Commitment to be used by Borrower for working capital needs, capital expenditures and general corporate purposes.

B.                                    Lenders are willing to extend such a revolving line of credit to Borrower, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.                                    DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“Adjusted EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any non-operating, non-recurring loss or charge reflected in such Net Income, minus (c) any non-operating, non-recurring gain or income reflected in such Net Income, plus (d) Interest Expense of Borrower and its Subsidiaries for that period, plus (e) the aggregate amount of federal, foreign and state tax expense on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), minus (f) the aggregate amount of federal and state credits against taxes on or measured by income of such Borrower and its Subsidiaries for that period (whether or not usable during that period)], plus (g) depreciation, amortization and all other non-cash expenses of Borrower and its Subsidiaries for that period, plus (h) non-Cash stock compensation expenses, plus (i) expenses directly incurred in connection with the consummation of the Permitted SRS Acquisition, any Permitted Acquisition (each, whether or not consummated) or any other Acquisition to which the

Required Lenders have consented, limited to amounts that are agreed upon by Agent and Borrower, in each case as determined on a consolidated basis in accordance with GAAP, consistently applied.  Pro forma credit shall be given for EBITDA of a Person acquired by Borrower or any of its Subsidiaries as if such Person was owned on the first day of the applicable period, and companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period (with any add backs to be agreed to in writing by Borrower and Agent (with the consent of the Required Lenders)).

“Advance” means any advance or loan made or to be made by a Lender to Borrower as provided in Section 2.

“Affiliate” means, with respect to any Person, another Person (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; (ii) that beneficially owns or holds 10% or more of any class of the outstanding voting securities of such Person; or (iii) 10% or more of any class of the outstanding voting securities of which is beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means Union Bank, N.A. when acting in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Agent’s Office” means the Agent’s address as set forth in Section 12.7.1, or such other address as the Agent hereafter may designate by written notice to Borrower and the Lenders.

“Agreement” means this Loan Agreement, as the same may, from time to time, be amended, supplemented, modified or restated.

“Alternative Dispute Resolution Agreement” means the Alternative Dispute Resolution Agreement of even date herewith among Agent, each Lender, Borrower and each Guarantor.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties are bound.

“Applicable LIBOR Margin” means 1.0%.

“Applicable LIBOR Rate” means a rate equal to the LIBOR plus the Applicable LIBOR Margin.

“Authorized Party” means each Person identified in Section 3.12.

“Authorized Signatory” means (i) with respect to any Compliance Certificates delivered to Agent hereunder, (a) the chief executive officer, (b) the president, (c) the chief financial officer, (d) the vice president-finance and accounting or (e) the treasurer, in each case of

Borrower, and (ii) with respect to all other documents required to be executed by Borrower and delivered to Agent and/or Lenders hereunder, each of the foregoing persons or such other senior personnel of Borrower as may be duly authorized and designated in writing by Borrower to execute documents, agreements, and instruments on behalf of Borrower and to pledge Borrower’s real and personal property.

“Bank Products Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, and other cash management or depository arrangements entered into between Borrower and any Lender or an Affiliate of any Lender.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.), as amended from time to time.

“Base Rate” shall be equal to the higher of (i) the rate of interest most recently announced by Agent as its Prime Rate or (ii) the Federal Funds Rate plus one-half of one percent (0.50%).

“Base Rate Loan” means a Revolving Loan that bears interest at a rate based on the Base Rate.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close, and in reference to LIBOR Loans means a Business Day that is also a day on which banks in the city of London are open for interbank or foreign exchange transactions.

“BVI Sub” means DTS (BVI) Limited, a company incorporated in the British Virgin Islands.

“Capital Expenditure” means any expenditure by Borrower or any of its Subsidiaries for or related to fixed assets that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation.  The amount of Capital Expenditures in respect of fixed assets purchased or constructed by Borrower or any of its Subsidiaries in any fiscal period shall be net of any casualty insurance proceeds received during such fiscal period by such Borrower or such Subsidiary for casualties to fixed assets and applied to the repair or replacement thereof.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)                                 Government Securities due within one year after the date of the making of the Investment;

(b)                                 readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year from the making of the Investment;

(c)                                  certificates of deposit or time deposits issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any bank incorporated under the Applicable Law of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(d)                                 certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any branch or office located in the United States of America of a bank incorporated under the Applicable Law of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(e)                                  repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within ninety (90) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f)                                   readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Applicable Law of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P 1 by Moody’s Investors Service, Inc. or A 1 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the Investment;

(g)                                  a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (f) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.); and

(h)                                 corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Applicable Law of the United States of America or any State thereof, or a participation interest therein; provided that (i) notes or bonds issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

“Change in Control” means (a) any transaction or series of related transactions in which any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the ownership interests in Borrower, (b) Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the ownership interests in Borrower are changed into or exchanged for Cash, securities or other Property, with the effect that any Person becomes the beneficial owner, directly or indirectly, of 50% or more of ownership interests in Borrower, or (c)  a “change in control” as defined in any document governing Material Indebtedness of Borrower.

“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

“Claim” means any and all suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; costs, fines, deficiencies, or penalties; asserted claims or demands by any Person; arbitration demands, proceedings or awards; damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of collection, defense or appeal); enforcement of rights and remedies; or criminal, civil or regulatory investigations.

“Closing Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Assignment” means that certain Collateral Assignment executed by Borrower in favor of Agent, for the ratable benefit of the Lenders, and acknowledged by DLL.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreements, the Collateral Agreement, the Control Agreement, UCC financing statements, and such other agreements, instruments and documents as Agent may reasonably require pursuant to this Agreement to grant or perfect a security interest or Lien in Collateral.

“Commitment Assignment and Acceptance” means a Commitment Assignment and Acceptance substantially in the form of Exhibit A.

“Compliance Certificate” means a Compliance Certificate in the form attached hereto as Exhibit B signed by an Authorized Signatory.

“Contract” means, individually and collectively, all contracts, leases, undertakings, and agreements (other than rights evidenced by chattel paper, documents or instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any account.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

“Control Agreement” means a deposit account control agreement or an investment account control agreement executed and delivered by Borrower or any Domestic Subsidiary, a depositary bank or securities intermediary, and Agent.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means (i) for all then outstanding and any future Base Rate Loans, a per annum default rate equal to the Base Rate plus two percent (2.0%), and (ii) for all then outstanding LIBOR Loans, a per annum default rate equal to the Applicable LIBOR Rate plus two percent (2.0%), which Default Rate with respect to any LIBOR Loans shall be in effect until the end of the LIBOR Loan Period, at which time (provided an Event of Default is then continuing) any such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) and accrue interest at the Default Rate set forth herein for Base Rate Loans.

“Defaulting Lender” means (a) a Lender which has failed to fund its portion of any Loan, any participations in Letters of Credit or participations in Swingline Loans required to be funded by it under this Agreement and has continued in such failure for three Business Days after written notice from the Agent, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or arrangements made with such Lender.

“Designated Eurodollar Market” means, with respect to any LIBOR Loan, the London Eurodollar Market.

“Direct Deposit Account” means the deposit account maintained by Borrower with Agent, as from time to time designated by Borrower by written notification to Agent.

“Distribution” means, with respect to any shares of capital stock or membership interests or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under Applicable Law with respect to such security.

“DLL” means DTS Licensing Limited, a company organized under the laws of the Republic of Ireland.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Subsidiary” means each direct or indirect Subsidiary of Borrower which is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Eligible Assignee” means (a) another Lender (but not a Defaulting Lender), (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.17.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, costs and expenses that relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a “controlled group of corporations,” a group of trades or businesses under “common control,” or an “affiliated service group,” which includes Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Event of Default” means any of the events specified in Section 9.1.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”.  If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such date under the caption “Federal Funds Effective Rate”.  If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent in its reasonable discretion.  For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Financial Statements” means the income statement, balance sheet and statement of cash flows of Borrower and its Subsidiaries, internally prepared for each Fiscal Quarter, and audited for each Fiscal Year, in each case prepared in accordance with GAAP including the notes and schedules thereto.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, specifically ending March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means the twelve (12) month fiscal period of Borrower ending December 31 of each year.  Subsequent changes of the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Agent shall consent in writing to such change.

“Foreign Subsidiary” means each direct or indirect Subsidiary of Borrower which is organized in a jurisdiction other than the United States of America or any state thereof.

“Fronting Bank” means Union Bank, N.A. together with its successors and assigns.

“Funded Debt” has the meaning set forth in Section 6.12.3.

“Funded Debt to Adjusted EBITDA Ratio” has the meaning set forth in Section 6.12.3.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guarantor” means each of DTS Washington, LLC, a Delaware limited liability company, and any other Person who becomes a party to the Guaranty in connection with the SRS Acquisition or in accordance with Section 6.10.

“Guaranty” means that certain Guaranty executed by each Guarantor in favor of Agent and the Lenders.

“Guaranty Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof; provided that the term shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any “Guaranty Obligations” at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligations is made, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligations; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any Governmental Authority, or forms the basis of liability now or hereafter under, any Environmental Law in any jurisdiction in which Borrower has owned, leased, or operated real property or disposed of hazardous materials.

“Indebtedness” means, without duplication:  (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured), excluding (i) trade and other account payables in the ordinary course of business not past due for more than 60 days after the date on which such account was created, (ii) the amount due for goods or services purchased from trade vendors and other suppliers through the use of a commercial credit card purchase card; and (iii) surety bonds; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all Capital Lease Obligations; (e) all Guaranty Obligations; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (g)  the Obligations; (h) all “Unfunded Pension Liabilities” (defined as the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code of 1986 for the applicable plan year); (i) all obligations under Interest Rate Protection Agreements as calculated under FASB 133 or other pronouncements under GAAP, and (j) all obligations with respect to deposits or maintenance reserves to the extent not supported by Cash reserved specifically therefor.

“Indemnified Person” means Agent and each Lender and each of the foregoing parties’ respective Affiliates, employees, attorneys and Agent.

“Intellectual Property” means all of the following now owned or hereafter acquired by Borrower or any of its Subsidiaries:  (a) patents, trademarks, trade dress, trade names, service marks, copyrights, trade secrets and all other intellectual property or licenses thereof; and (b) all Proceeds of the foregoing.

“Intercompany Note” means a promissory note evidencing any Indebtedness of a Subsidiary or Affiliate to Borrower.

“Interest Expense” means, with respect to any fiscal period, the consolidated interest expense of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Interest Rate Protection Agreement” means an ISDA Master Agreement or other written agreement between Borrower and any Lender or an Affiliate of any Lender providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person.  The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” means each Lender named in Schedule 2.1 and each other party that may be named a “Lender” under this Agreement.

“Lender Commitment Amount” means the amount of funds a Lender has committed to advance to Borrower pursuant to the terms hereof, such amount calculated at any time by taking the product of such Lender’s Pro Rata Share and the Revolving Commitment.

“Letter of Credit” means an irrevocable standby letter of credit or a commercial letter of credit issued by Fronting Bank for the account of Borrower pursuant to Section 2.9.

“Letter of Credit Agreement” has the meaning set forth in Section 2.9.

“LIBOR” means, for any LIBOR Loan Period, the rate determined by Agent to be the per annum rate (rounded upward to the nearest one-hundredth of one percent (1/100%)) at which deposits in immediately available funds and in lawful money of the United States would be offered to Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by Agent that has been nominated by the British Banker’s Association as an authorized information vendor for the purpose of displaying such rates) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such LIBOR Loan Period, in an amount equal to the principal amount of, and for a length of time equal to the LIBOR Loan Period for, the LIBOR Loan sought by Borrower.

“LIBOR Basis” means a per annum interest rate equal to the quotient of (a) LIBOR divided by (b) one minus the LIBOR Reserve Percentage, stated as a decimal.  The LIBOR Basis shall be rounded upward to the nearest one-hundredth of one percent (1/100%) and, once determined, shall remain unchanged during the applicable LIBOR Loan Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

“LIBOR Loan” means a Revolving Loan that bears interest at a rate based on LIBOR.

“LIBOR Loan Period” means, for each LIBOR Loan, each one, three, six or twelve month period (or such other longer or shorter period as approved by the Lenders), as selected by Borrower pursuant to Section 0, during which LIBOR applicable to such LIBOR Loan shall remain unchanged; provided, that (a) any applicable LIBOR Loan Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such LIBOR Loan Period shall end on the immediately preceding Business Day, (b) any applicable LIBOR Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such LIBOR Loan Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no LIBOR Loan Period shall extend beyond the Maturity Date.

“LIBOR Reserve Percentage” means the percentage (if any) in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time.  The LIBOR Basis for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

“License” means any license granted by Borrower or any Subsidiary under any written agreement granting the right to use any Intellectual Property or other license of rights or interests now held or hereafter acquired by Borrower or such Subsidiary.

“Lien” means, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, legal or equitable right, title or interest of another Person, option or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Liquidity Amount” means the amount of Cash or Cash Equivalents of Borrower and its Subsidiaries on deposit in deposit accounts or investment accounts maintained with depositary banks and other financial institutions located both in the United States and outside of the United States.

“Loan” means all loans and advances made by Lenders to or for the benefit of Borrower under this Agreement, including but not limited to the Revolving Loans, or under any of the Loan Documents.

“Loan Documents” means collectively, this Agreement, the Revolving Notes, the Swingline Note, the Guaranty, the Collateral Documents, and any and all other agreements, documents, or instruments (including financing statements) entered into in connection with the transactions contemplated by this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower or any Guarantor to pay or perform in accordance with the terms of any of the Loan Documents, (c) the rights and remedies of Agent or any Lender under any of the Loan Documents or (d) the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which such Person is a party.

“Material Indebtedness” means any Indebtedness (other than the Obligations) of Borrower or any of its Subsidiaries in a principal amount exceeding $5,000,000.

“Maturity Date” means the earlier of (a) July 18, 2015 or (b) the date of prepayment in full by Borrower of the Obligations and the termination of the Revolving Commitment in accordance with the provisions of Section 3.1.

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien; (b) any such covenant that does not apply to Liens securing the Obligations; and (c) customary permitted junior Liens to be agreed upon by Borrower and Agent.

“Net Income” means, with respect to any fiscal period, the consolidated net income (or loss) of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Lender” has the meaning set forth in Section 2.12.2.

“Note” means individually or collectively those certain promissory notes evidencing the Loan made pursuant to this Agreement, including but not limited to: (a) the Revolving Notes and (b) the Swingline Note.

“Notice of Borrowing” means a written request for a Loan substantially in the form of Exhibit C signed by an Authorized Signatory of Borrower and properly completed to provide all information required to be included therein.

“Obligations” means all loans, advances, debts, expense reimbursements, fees, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower or any Guarantor to any Lender of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or in connection with any of the other Loan Documents (including Interest Rate Protection Agreements and Bank Products Agreements), and all covenants and duties regarding such amounts.  This term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of Borrower), fees, Charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower or any Guarantor under this Agreement or any of the other Loan Documents, and all principal and interest due in respect of the Loans.

“Party” means any Person which now or hereafter is a party to any of the Loan Documents.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended and supplemented from time to time).

“Payment Date” means (i) for LIBOR Loan Periods of one or three months, the last day of the LIBOR Loan Period for such LIBOR Loan and (ii) for six and twelve month LIBOR Loan Periods, the three-month anniversary as customarily determined for a six-or twelve month LIBOR Loan and the last day of the LIBOR Loan Period for such LIBOR Loan.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary if each of the following conditions are met:

(a)                                 no Default or Event of Default then exists or would result therefrom;

(b)                                 after giving pro forma effect to such Acquisition, (1) Borrower is in compliance with all financial covenants set forth in Section 6.12 and (2) Borrower and its Subsidiaries, taken as a whole, is Solvent;

(c)                                  the Person to be acquired is engaged in the business conducted by the Borrower and the Subsidiaries on the Closing Date or in a similar business;

(d)                                 Borrower has provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the then current acquisition agreement and other material documents relative to the proposed Acquisition, provided that Borrower shall provide Agent with the true, correct, and complete copies of the acquisition agreement and other material documents no later than 30 days following the closing date of such proposed Acquisition;

(e)                                  the board of directors or other similar governing body of the Person to be acquired has not indicated publicly its opposition to the consummation of such Acquisition; and

(f)                                   unless otherwise consented to by the Required Lenders, the aggregate consideration paid or to be paid (whether Cash, notes, Stock, or assumption of debt or otherwise) by the Borrower and/or its Subsidiaries in any one such Acquisition does not exceed $50,000,000.

For the avoidance of doubt, the above conditions do not apply to the Permitted SRS Acquisition.

“Permitted Indebtedness” has the meaning set forth in Section 7.8.

“Permitted Liens” has the meaning set forth in Section 7.7.

“Permitted SRS Acquisition” means the SRS Acquisition if each of the following conditions are met:

(a)                                 the transactions comprising the SRS Acquisition are consummated substantially in accordance with the SRS Merger Agreement;

(b)                                 Prior to the consummation of the SRS Acquisition, Borrower has delivered to Agent (i) a chart depicting the corporate structure of Borrower after giving effect to the transactions comprising the SRS Acquisition and (ii) a final executed copy of the SRS Merger Agreement together with all exhibits and schedules thereto and all amendments thereof;

(c)                                  the assets of SRS and its Subsidiaries are free and clear of Liens, other than Permitted Liens, after giving effect to the SRS Acquisition; and

(d)                                 Agent has received such other information concerning SRS and its Subsidiaries as may be reasonably requested.

“Person” means any individual or entity, including a trustee, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, with respect to Borrower or any of its Affiliates, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any of its Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledge Agreement (BVI Sub)” means that certain Share Charge, governed by the laws of the British Virgin Islands, executed and delivered by Borrower in favor of Agent, for the ratable benefit of the Lenders, with respect to the charge by Borrower of 65% of the issued and outstanding shares of BVI Sub.

“Prime Rate” means the rate of interest publicly announced from time to time by Agent as its “reference rate.”  The “reference rate” is one of several base rates used by Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto.  The “reference rate” is not necessarily the lowest base interest rate used by Agent.  The “reference rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as Agent may designate.  Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include:  (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower or any Subsidiary from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower or any Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under color of Governmental Authority); (c) any claim of Borrower or any Subsidiary against third parties for past, present or future infringement or dilution of any Intellectual Property or for injury to the goodwill associated with any Intellectual Property; (d) any recoveries by Borrower or any Subsidiary against third parties with respect to any litigation or dispute concerning any Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any Collateral, upon disposition or otherwise.

“Property” means any real property or personal property (including Intellectual Property) owned, leased or operated by Borrower or any Subsidiary.

“Pro Rata Share” means, with respect to each Lender, the percentage of the Revolving Commitment set forth opposite the name of that Lender on Schedule 2.1, as such percentage may be increased or decreased pursuant to Section 2.12 or otherwise.  Any Lender’s Pro Rata Share with respect to Swingline Loans or Letters of Credit shall be the same as its Pro Rata Share of the Revolving Commitment.

“Quarterly Payment Date” means each January 2, April 1, July 1 and October 1, commencing with October 1, 2012.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation X” means Regulation X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Release” means, as to Borrower or any Subsidiary, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Required Lenders” means (a) all Lenders, with respect to those decisions requiring unanimous consent of all Lenders as set forth in Section 12.16 or where there are two (2) or fewer Lenders, (b) all affected Lenders, with respect to those decisions requiring consent of all affected Lenders as set forth in Section 12.16 and (c) with respect to all other decisions required of the Lenders hereunder, those Lenders holding Revolving Notes evidencing in the aggregate 50.1% or more of the aggregate Indebtedness then evidenced by the Revolving Notes (or if no Revolving Loans are then outstanding, those Lenders who hold 50.1% or more of the Revolving Commitment); provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders” and “Required Lenders” shall mean at such time non-Defaulting Lenders having an aggregate of 50.1% or more of the aggregate Indebtedness then evidenced by the Revolving Notes of non-Defaulting Lenders (or if no Revolving Loans are then outstanding, those non-Defaulting Lenders who hold 50.1% or more of the Revolving Commitment of the non-Defaulting Lenders).

“Revolving Availability” means, at any time, an amount equal to the (a) the Revolving Commitment then in effect less (b) the amount of any outstanding Revolving Loans less (c) the undrawn and unpaid amount of any outstanding Letter of Credit less (d) the amount of any outstanding Swingline Loans.

“Revolving Commitment” means, subject to Section 2.12, Thirty Million Dollars ($30,000,000), as increased or decreased in accordance with Section 2.12 or otherwise.  The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule 2.1.

“Revolving Loan” means a loan(s) made by the Lenders to Borrower pursuant to Section 2.1.

“Revolving Note” means each promissory note executed and delivered by Borrower to each Lender in the principal amount of its Lender Commitment Amount, dated as of the Closing Date, together with any other notes subsequently executed and delivered by Borrower to any Lender evidencing at any time any portion of the Revolving Loans.

“Schedule of Documents” means the schedule listing certain documents and information to be delivered in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, in the form of Schedule 1.1.

“Security Agreement” means that certain Security Agreement executed by Borrower and the Guarantors in favor of Agent, for the ratable benefit of the Lenders.

“SEC” means the U.S. Securities and Exchange Commission.

“Solvent” means, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

“Special Eurodollar Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by Lender or its LIBOR lending office with any request or directive (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable authority.

“SRS” means SRS Labs, Inc., a Delaware corporation.

“SRS Acquisition” means the acquisition by Borrower of SRS pursuant to the SRS Merger Agreement.

“SRS Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of April 16, 2012, by and among Borrower, DTS Merger Sub, Inc., a Delaware corporation, DTS, LLC, a Delaware limited liability company, and SRS, as amended from time to time so long as no such amendment is materially adverse to the interests of the Lenders without the consent of the Required Lenders.

“Standby Letter of Credit Fee” has the meaning set forth in Section 2.9.4.

“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subordinated Debt” means any Indebtedness of Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Termination Date, (b) is not secured by any Lien on any Property of Borrower or any of its Subsidiaries, (c) is not guarantied by any Subsidiary of Borrower unless such Subsidiary is party to the Guaranty and such guaranty of such Indebtedness is subordinated to the Guaranty, (d) is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require, (e) is subject to such financial and other covenants and events of defaults as may be reasonably acceptable to Agent and Required Lenders and (f) is subject to customary interest blockage and delayed acceleration provisions as may be reasonably acceptable to Agent and Required Lenders.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired:  (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.  Unless otherwise specified, all references to Subsidiaries mean Subsidiaries of Borrower.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.10 in an amount up to, but not exceeding, Five Million Dollars ($5,000,000.00), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Union Bank, N.A., together with its successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to Borrower pursuant to Section 2.10.

“Swingline Maturity Date” means the date which is ten (10) Business Days after such loan is made.

“Swingline Note” means the promissory note of Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment.

“Tax Dispute” has the meaning set forth in Section 8.3.

“Termination Date” means the date on which the Loans and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in Cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.

“Total Unutilized Revolving Loan Commitment” means, at any time, an amount equal to the remainder of (x) the Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of (i) all Revolving Loans then outstanding; (ii) all Swingline Loans then outstanding; and (iii) the undrawn and unpaid amount of any outstanding Letters of Credit.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided, that in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unused Revolving Loan Fee” has the meaning ascribed thereto in Section 3.2.

1.2                               Accounting Terms.  All accounting terms used, but not specifically defined, in this Agreement shall be construed and defined in accordance with GAAP.

1.3                               UCC.  Any terms that are defined in the UCC and used, but not specifically defined, in this Agreement shall be construed and defined in accordance with the UCC.

1.4                               Construction.  For purposes of this Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary:  (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement; (f) all references in this Agreement or in the schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.5                               USA Patriot Act Notice.  Each Lender is subject to the Patriot Act and hereby notifies Borrower that pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the Patriot Act.

2.                                    REVOLVING LOANS

2.1                               Amount and Terms of Revolving Loan.  Subject to the terms and conditions of this Agreement, each Lender shall, pro rata according to its Lender Commitment Amount, extend Revolving Loans to Borrower from time to time until the Maturity Date.  The aggregate amount of Revolving Loans outstanding shall not exceed at any time the Revolving Commitment.  Prior to the Maturity Date, Borrower may repay at any time any outstanding Revolving Loans, without premium or penalty (except as provided in Section 3.5) and any amounts so repaid may be reborrowed, up to the Revolving Availability.  Revolving Loans shall be evidenced by and repayable in accordance with the terms of the Revolving Notes and this Agreement.

2.2                               Choice of Interest Rate.  Any Revolving Loan shall, at the option of Borrower, be made either as a Base Rate Loan or as a LIBOR Loan; provided that if a Default or Event of Default has occurred and is continuing, all Loans shall be made as Base Rate Loans.  If Borrower fails to give notice to Agent specifying whether any LIBOR Loan is to be repaid, continued as a LIBOR Loan or converted to a Base Rate Loan on the last day of the applicable LIBOR Loan Period, such LIBOR Loan shall be continued as a LIBOR Loan on the last day of such LIBOR Loan Period for a LIBOR Loan Period of equal duration, unless a Default or Event of Default has occurred and is continuing in which case such LIBOR Loan shall be converted to a Base Rate Loan.  Each request for a Revolving Loan shall, among other things, specify (a) the date of the proposed Revolving Loan, which shall be a Business Day, (b) the amount of the Revolving Loan, (c) whether it is to be a Base Rate Loan or a LIBOR Loan, and (d) the LIBOR Loan Period, if applicable.

2.3                               Request for Base Rate Loan.  Borrower shall give to Agent irrevocable notice of a request for a Base Rate Loan by delivering a Notice of Borrowing by electronic mail transmission not later than 9:00 a.m. (California time) on the date of the proposed Base Rate Loan.

2.4                               LIBOR Loans.

2.4.1                                     Borrower shall give to Agent irrevocable notice of a request for a LIBOR Loan by delivering a Notice of Borrowing by electronic mail transmission not later than three (3) Business Days prior to the date of the proposed LIBOR Loan.  Notwithstanding the foregoing, a LIBOR Loan may be requested by telephone by an Authorized Signatory of Borrower, in which case Borrower shall confirm such request by promptly delivering a Notice of Borrowing (conforming to the preceding sentence) in person or by electronic mail transmission to Agent.  Agent shall confirm its determination of the applicable LIBOR Basis as of two (2) Business Days prior to the date of the requested LIBOR Loan.  Each determination by Agent of a LIBOR Basis shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.  Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a LIBOR Loan purportedly made by an Authorized Signatory of Borrower, and Borrower hereby agrees to indemnify Agent from any loss, cost, expense or liability as a result of so acting, except for any such loss, cost, expense or liability resulting from Agent’s gross negligence or willful misconduct . The LIBOR Loan Period for each LIBOR Loan shall be fixed at one, three, six or twelve months.

2.4.2                                     Each LIBOR Loan shall be in a principal amount of not less than $250,000 and in an integral multiple of $50,000 and (ii) the total aggregate principal amount of all LIBOR Loans outstanding at any one time shall not exceed the Revolving Commitment.

2.4.3                                     Unless Agent otherwise consents, at no time shall there be more than six (6) tranches of LIBOR Loans outstanding under the Revolving Commitment.

2.4.4                                     At least three (3) Business Days prior to (i) the last day of the LIBOR Loan Period for a LIBOR Loan or (ii) the requested date of a conversion of a Base Rate Loan to a LIBOR Loan, Borrower shall give written notice substantially in the form of Exhibit D via electronic mail to Lender (which notice shall be irrevocable three (3) Business Days prior before the requested date of the applicable Loan) specifying (a) whether all or a portion of such LIBOR Loan outstanding on the last day of the LIBOR Loan Period is to be continued in whole or in part as a LIBOR Loan, in which case such notice shall also specify the LIBOR Loan Period that Borrower shall have selected for such new LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, Borrower shall not have the option to continue such LIBOR Loan as a new LIBOR Loan, (b) whether all or a portion of such LIBOR Loan outstanding on the last day of the LIBOR Loan Period is to be converted in whole or in part as a Base Rate Loan, or (c) whether all or a portion of such Base Rate Loan outstanding is to be converted in whole or in part as a LIBOR Loan, in which case such notice shall also specify the LIBOR Loan Period that Borrower shall have selected for such LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, Borrower shall not have the option to convert such Base Rate Loan as a LIBOR Loan; provided, that any such conversion or continuation described in clauses (a) and (b) above shall be in a principal amount of not less than $250,000 and in an integral multiple of $50,000.  Upon the last day of such LIBOR Loan Period such LIBOR Loan will, subject to the provisions of this Agreement, be so repaid, converted or continued, as applicable.

2.5                               Interest.  Borrower shall pay interest to Lender on each outstanding and unpaid Revolving Loan at (a) a fluctuating rate per annum equal to the Base Rate, computed for the actual number of days elapsed on the basis of a year of 365 days, if the Revolving Loan is a Base Rate Loan or (b) a rate per annum equal to the LIBOR Basis plus the Applicable LIBOR Margin, computed for the actual number of days elapsed on the basis of a year of 360 days, if the Revolving Loan is a LIBOR Loan.  Each change in the interest rate under this Section due to a change in the Base Rate, if applicable, shall take effect simultaneously with the corresponding change in the Base Rate.

2.6                               Request and Disbursement.  Any notice in connection with a requested Revolving Loan under this Agreement that is received by Agent after 9:00 a.m. (California time) on any Business Day, or at any time on a day that is not a Business Day, shall be deemed received by Agent on the next Business Day.  Agent shall, upon the reasonable request of Borrower from time to time, promptly provide to Borrower such information with regard to the determination of the LIBOR Basis as Borrower may request.  Promptly following receipt of a request for a Loan, Agent shall notify each Lender by telephone, facsimile or electronic mail (and if by telephone, promptly confirmed by facsimile or electronic mail) of the date and type of Loan, the applicable LIBOR Loan Period, and that Lender’s Pro Rata Share of the Loan.  Not later than 12:00 p.m. (California time) on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to Agent at Agent’s office.  Prior to 2:00 p.m. (California time) on the date of a Revolving Loan, Agent shall, subject to the satisfaction of the conditions set forth in Section 4, disburse the amount of the requested Revolving Loan by deposit into the Direct Deposit Account or as otherwise directed by Borrower.

2.7                               Payment of Interest.  Interest shall be due and payable to Agent for the ratable benefit of the Lenders, in arrears (a) if a Base Rate Loan, on the Quarterly Payment Date, (b) if a LIBOR Loan, on the Payment Date, (c) on the Maturity Date, and (d) if any interest accrues or remains payable after the Maturity Date or during the continuance of an Event of Default, upon demand by Agent.

2.8                               Maturity.  The Revolving Loan shall terminate on the Maturity Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Revolving Loan shall be immediately due and payable; provided that upon notice to Agent and subject to the provisions of this Section and Section 3 (including restrictions on and penalties related to the prepayment of LIBOR Loans), Borrower may elect to prepay all or a portion of the Revolving Loans and/or terminate the Revolving Commitment without premium or penalty.

2.9                               Letters of Credit.

2.9.1                                     As a sublimit under the Revolving Commitment, Fronting Bank agrees from time to time until the Maturity Date to issue letters of credit for the account of Borrower or its Subsidiaries (each, a “Letter of Credit”); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Fronting Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $5,000,000.  Fronting Bank shall not be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless Fronting Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to Fronting Bank (in its sole discretion) with Borrower or such Defaulting Lender to eliminate the Fronting Bank’s actual or potential fronting exposure (after giving effect to Section 3.15.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other then outstanding Letters of Credit as to which Fronting Bank has actual or potential fronting exposure, as it may elect in its sole discretion.

2.9.2                                     Each Letter of Credit shall mature on or prior to the Maturity Date; provided that in Fronting Bank’s discretion, Letters of Credit may mature after the Maturity Date provided Borrower agrees to (a) deposit cash with Fronting Bank or (b) deliver to Fronting Bank a backstop letter of credit in form and substance reasonably acceptable to Agent, in each case in the amount of such Letter of Credit and at least five (5) days prior to or on the Maturity Date in order to secure or otherwise provide credit support for such outstanding Letter of Credit obligations.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Fronting Bank in connection with the issuance thereof (each, a “Letter of Credit Agreement”).

2.9.3                                     Each draft paid by Fronting Bank under a Letter of Credit shall be deemed an Advance under the Revolving Commitment and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement and the Revolving Notes; provided, however, that if for any reason advances under the Revolving Commitment are not available at the time any draft is paid by Fronting Bank, other than due to a default by any of the Lenders, then Borrower shall immediately pay to Fronting Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Fronting Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Base Rate Loans.

2.9.4                                     Borrower shall pay to Fronting Bank (a) upon the issuance of a Letter of Credit that is a standby Letter of Credit and so long as such Letter of Credit is outstanding, a fee (“Standby Letter of Credit Fee”) in an amount equal to the Applicable LIBOR Margin multiplied by the undrawn amount of such Letter of Credit, (b) upon the issuance of a Letter of Credit that is a commercial Letter of Credit and so long as such Letter of Credit is outstanding, a fee in an amount equal to Fronting Bank’s generally applicable schedule of fees and charges then in effect for such issuance, (c) (at any time that Union Bank, N.A. is not the only Fronting Bank) a fronting fee as agreed to by Fronting Bank and Borrower and (d) upon the payment or negotiation by Fronting Bank of each draft under any commercial Letter of Credit and upon the occurrence of any other activity with respect to any such Letter of Credit (including without limitation, the transfer, amendment or cancellation of any such Letter of Credit) such fees and charges determined in accordance with Fronting Bank’s generally applicable schedule of fees and charges then in effect for such activity, such schedule to be in accordance with past practices for similar issuances by Fronting Bank.  All Standby Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date.  Any letter of credit fees not yet paid that are otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to Fronting Bank pursuant to Section 2.9.1 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in the respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 3.15.1(d) with the balance of such unpaid fee, if any, payable to Fronting Bank for its own account.

2.9.5                                     Immediately upon the issuance by Fronting Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from Fronting Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of Fronting Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Fronting Bank to pay and discharge when due, such Lender’s Pro Rata Share of Fronting Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Agent for the account of Fronting Bank in respect of any Letter of Credit pursuant to this Section 2.9.5, such Lender shall, automatically and without any further action on the part of Fronting Bank, Agent or such Lender, acquire (a) a participation in an amount equal to such payment of the Obligation owing to Fronting Bank by Borrower in respect of such Letter of Credit and (b) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by Borrower in respect of such Obligation (other than the fees payable to Fronting Bank pursuant to Section 2.9.4(c) and (d)).

2.10                        Swingline Loans.

2.10.1                              Swingline Commitment.  The Swingline Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make loans to Borrower in such amounts as Borrower may request, up to an aggregate maximum amount of $5,000,000 (each, a “Swingline Loan”), provided that (a) the amount of each such Swingline Loan does not exceed the Revolving Availability at such time; and (b) without the consent of all of the Lenders, no Swingline Loan may be made during the continuation of an Event of Default, provided written notice of such Event of Default shall have been provided to Swingline Lender by Agent or a Lender sufficiently in advance of the making of such Swingline Loan.

2.10.2                              Request for Swingline Loan.  Borrower may borrow, repay and reborrow under the Swingline Commitment, subject to the remaining availability under the Swingline Commitment and the Revolving Commitment, upon electronic mail request by an Authorized Signatory of Borrower made to Agent not later than 2:00 p.m. (California time), on the Business Day of the requested borrowing.  Each Swingline Loan shall be in a principal amount of not less than $250,000 and in an integral multiple of $100,000 thereafter.  Promptly after receipt of such a request for borrowing, Agent shall provide telephonic verification to the Swingline Lender that, after giving effect to such request, availability under the Swingline Commitment and the Revolving Commitment will exist (and such verification shall be promptly confirmed in writing by telecopier or electronic mail).  Swingline Loans requested by Borrower not later than 2:00 p.m. (California time) on a Business Day shall be made by Swingline Lender on such day.  Swingline Loans requested by Borrower after such time on a Business Day shall be made by Swingline Lender as soon as possible, but no later than the following Business Day.  Borrower shall notify the Swingline Lender of its intention to make a repayment of a Swingline Loan not later than 1:00 p.m. (California time) on the date of repayment.  If the Swingline Lender receives repayment, after 3:00 p.m. (California time), on a Business Day, such payment shall be deemed received on the next Business Day.  The Swingline Lender shall promptly notify Agent of the Swingline Loan outstanding each time there is a change therein.

2.10.3                              Swingline Interest Rate.  Swingline Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate or at a rate otherwise agreed to by the Swingline Lender and Borrower.  Interest shall be payable quarterly on such dates as may be specified in writing by the Swingline Lender and in any event on the Maturity Date.  The Swingline Lender shall be responsible for invoicing Borrower for such interest.  The interest payable on Swingline Loans is solely for the account of the Swingline Lender (subject to Section 2.10.5 below).

2.10.4                              Swingline Maturity Date.  Subject to Section 2.10.6 below, the principal amount of all Swingline Loans shall be due and payable on the earlier of (a) ten (10) Business Days after such Swingline Loan is made, (b) the Maturity Date or (c) upon the occurrence of any Event of Default.  The principal amount of a Swingline Loan may be repaid, without premium or penalty, at any time before becoming due, including on the same day as such Swingline Loan is made.

2.10.5                              Swingline Participation.  Upon the making of a Swingline Loan, each Lender shall be deemed to have purchased from the Swingline Lender a participation therein in an amount equal to that Lender’s Pro Rata Share times the amount of the Swingline Loan.  Upon demand made by the Swingline Lender, which shall occur not more than once per week, each Lender shall, according to its Pro Rata Share, promptly provide to the Swingline Lender an amount equal to its participation purchase price as described in the foregoing sentence.  The obligation of each Lender to so provide its purchase price to the Swingline Lender shall be absolute and unconditional (except for modifications or demand made by the Swingline Lender) and shall not be affected by the existence of an uncured Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (a) the Swingline Loans to the extent that, after giving effect to such Swingline Loan, Advances under the Revolving Commitment exceed the Revolving Commitment, (b) Swingline Loans to the extent that, after giving effect to such Swingline Loan, the aggregate amount of Swingline Loans outstanding exceed $5,000,000, or (c) any Swingline Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swingline Lender by Agent or a Lender sufficiently in advance of the making of such Swingline Loan; provided, that the obligation of such Lender to purchase such participation shall be reinstated upon the date on which such Event of Default has been waived in accordance with this Agreement.  Each Lender that has provided to the Swingline Lender the purchase price due for its participation in Swingline Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swingline Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swingline Lender its purchase price) with respect to such claim.

2.10.6                              Swingline Repayment; Revolving Loans.  The Swingline Lender may, at any time, in its sole discretion, but not less than two Business Days’ prior written notice to Borrower and Lenders, demand payment of the Swingline Loans by way of a Revolving Loan in the full amount or any portion of the outstanding amount of Swingline Loans.  In each case, Agent shall automatically provide the advances made by each Lender to the Swingline Lender (which the Swingline Lender shall then apply to the outstanding amount of the Swingline Loans).  In the event that Borrower fails to request a Revolving Loan within the time specified by this Section 2.10.6 on any such date, Agent may, but is not required to, without notice to or the consent of Borrower, cause Base Rate Loans to be made by the Lenders under the Revolving Commitment in amounts which are sufficient to reduce the outstanding amount of the Swingline Loans as required above.  The proceeds of such advances shall be paid directly to the Swingline Lender for application to the outstanding amount of the Swingline Loans.

2.11                        Use of Proceeds.  The proceeds of the Revolving Loans shall be used by Borrower and its Subsidiaries for working capital needs, Capital Expenditures and general corporate purposes, including Permitted Acquisitions, the Permitted SRS Acquisition and Distributions permitted hereunder.

2.12                        Optional Increase to the Revolving Commitment.

2.12.1                              Borrower may request, from time to time, on or after the Closing Date, in writing, that the then effective Revolving Commitment be increased by an aggregate amount which is not in excess of $20,000,000.  Any request under this Section 2.12.1, which request shall be in minimum increments of $2,500,000, shall be submitted by Borrower to Lenders through Agent not less than thirty (30) days prior to the proposed increase (or such lesser period of time as consented to by Agent), specify the proposed effective date and amount of such increase, and be accompanied by a certificate signed by an Authorized Signatory, (a) stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase, (b) demonstrating that, after giving effect to the requested increase, Borrower will be in pro forma compliance with the financial covenants set forth in Section 6.12 and (c) stating that all representations and warranties of Borrower under this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of the request, except to the extent any such representations and warranties relate to an earlier date.  Any such request shall be approved by Agent if (x) Borrower provides the foregoing items, (y) Agent obtains internal credit approval for such increase and (z) Agent receives sufficient commitments from Lenders pursuant to Sections 2.12.2 through 2.12.4 to fund the requested increase.

2.12.2                              Borrower shall be solely responsible for (i) requesting a commitment from one or more Lenders to assume a portion of the proposed increase to the Revolving Commitment, and Borrower shall copy Agent on all such requests and/or (ii) identifying new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Agent as additional Lenders hereunder in accordance with this Agreement (each, a “New Lender”), which New Lenders may assume all or a portion of the proposed increase in the Revolving Commitment.  Each Lender may approve or reject Borrower’s request in its sole and absolute discretion, and any Lender who fails to send an affirmative written response to Borrower, with a copy to Agent, within five (5) Business Days after receipt of such request, shall be deemed to have rejected Borrower’s request.

2.12.3                              In responding to a request under this Section, each Lender which is willing to assume a portion of the proposed increase to the Revolving Commitment shall specify in writing the amount of the proposed increase that it is willing to assume.  Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Revolving Commitment before such increase) in any resulting increase in the Revolving Commitment, subject to the right of Agent to adjust allocations of the increased Revolving Commitment so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $500,000.

2.12.4                              After completion of the foregoing, Agent shall give written notification to the Lenders and any New Lenders of the increase to the Revolving Commitment which shall thereupon become effective, and in connection with such notification, Agent will distribute to the Borrower and the Lenders a revised Schedule 2.1 reflecting the then applicable Pro Rata Shares of the Lenders.

2.12.5                              Each New Lender shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed increase in the Revolving Commitment upon its execution of an instrument of joinder to this Agreement, which is in form and substance reasonably acceptable to Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to Agent and the other Lenders which would be granted or made by an Eligible Assignee by means of the execution of a Commitment Assignment and Acceptance.

2.12.6                              Subject to the foregoing, any increase to the Revolving Commitment requested under this Section shall be effective upon the date agreed to by Agent and Borrower and shall be in the principal amount equal to (a) the amount which consenting Lenders are willing to assume as increases to their respective Lender Commitment Amounts plus (b) the amount assumed by New Lenders.  Upon the effectiveness of any such increase, each Revolving Loan outstanding shall be refinanced with new Loans reflecting the adjusted Pro Rata Share of each Lender in the Revolving Commitment if there is any change thereto and Borrower shall:

(a)                                 issue a replacement Revolving Note to each affected Lender and a new Revolving Note to each New Lender, and the Pro Rata Share of each Lender will be adjusted, as applicable, to give effect to the increase in the Revolving Commitment;

(b)                                 execute and deliver to Agent such amendments to the Loan Documents as Agent may reasonably request relating to such increase to, among other things, (except as set forth in any of the Collateral Documents) assure the continued priority and perfection of the Liens granted by Borrower to Agent, for the ratable benefit of Lenders, upon all of Borrower’s right, title and interest in the Collateral; and

(c)                                  pay to the existing Lenders breakage costs, if any, as set forth in and subject to Section 3.5.

3.                                    PAYMENT AND FEES.

The following provisions shall apply to all Advances made by the Lenders to Borrower pursuant to this Agreement.

3.1                               Principal and Interest.

3.1.1                                     Interest.  Interest shall be payable on the outstanding daily unpaid principal amount of each Revolving Loan from the date thereof until payment in full is made and shall accrue and be payable in arrears at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on any overdue amounts at the Default Rate to the fullest extent permitted by Applicable Law.

3.1.2                                     Default Interest.  Upon the occurrence and during the continuance of an Event of Default, interest on all outstanding Obligations shall, upon the election of Agent, after approval of Required Lenders pursuant to Section 9.2.1, confirmed by written notice from Agent to Borrower, accrue and be payable at the Default Rate.  Interest accruing at the Default Rate shall be payable to Agent, for the ratable benefit of Lenders, on demand and in any event on the

Maturity Date.  Agent shall not be required to (a) accelerate the maturity of the Loans or (b) exercise any other rights or remedies under the Loan Documents, in order to charge the Default Rate.  Upon the occurrence and during the continuance of an Event of Default specified in Sections 9.1.5, 9.1.6, or 9.1.7, the interest rate shall be increased automatically to the Default Rate without the necessity of any action by Agent.

3.1.3                                     Voluntary Prepayment or Termination of Total Unutilized Revolving Loan Commitment.

(a)                                 Any Advance may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment (i)  each prepayment shall be in an aggregate principal amount of at least $250,000, (ii) each prepayment of principal on any LIBOR Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (iii) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable LIBOR Loan Period shall be subject to a prepayment/breakage fee pursuant to Section 3.5.  Provided no Event of Default exists, any prepayment shall be applied to Base Rate Loans or LIBOR Loans as directed by Borrower.

(b)                                 Upon at least five (5) Business Days prior written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), Borrower may terminate the Revolving Commitment, in whole or in increments of $250,000, without premium or penalty, prior to the Maturity Date; provided, that at such time Borrower shall (i) prepay all outstanding Revolving Loans to the extent they exceed the reduced Revolving Commitment amount elected by Borrower, (ii) pay all accrued interest and fees thereon, and (iii) reimburse Lenders for any reasonable and documented, out-of-pocket expenses incurred by Lenders in connection with such prepayment and termination, including breakage fees, if any, set forth in and subject to Section 3.5.

3.1.4                                     Maximum Rate of Interest.  In no event shall the aggregate of all interest on the Obligations charged or collected pursuant to the terms of this Agreement or pursuant to the Revolving Notes or the Swingline Note exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  In the event that such a court determines that a Lender has charged or received interest under this Agreement, the Revolving Notes or the Swingline Note in excess of the highest applicable rate, the rate in effect under this Agreement, the Revolving Notes or the Swingline Note shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly apply such excess to reduce the principal balance of the Obligations, or if the principal balance of the Obligations owing have been paid in full, Lender shall promptly apply such excess to reduce any other Obligations, and if all Obligations have been paid in full, then Lender shall refund to Borrower any interest received by Lender in excess of the maximum lawful rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the highest applicable rate, Borrower shall continue to pay interest hereunder at the highest applicable rate, until such time as the total interest received by Lender from the making of Loans hereunder is equal to the total interest that Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 3.1.4) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  It is the intent of this

Agreement that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly, interest in excess of that which may be paid by Borrower under Applicable Law.

3.2                               Unused Revolving Loan Fee.  Borrower shall pay to Agent a fee for the ratable benefit of the Lenders (the “Unused Revolving Loan Fee”) commencing as of the Closing Date, payable quarterly in arrears, on each Quarterly Payment Date, commencing on October 1, 2012, and ending on the Termination Date.  The Unused Revolving Loan Fee shall be, for each day after the Closing Date through the Termination Date, an amount equal to (a) the difference between (i) the Revolving Commitment, and (ii) the closing balance of the Revolving Loans for such day, not including Swingline Loans but including issued and outstanding Letters of Credit, multiplied by (b) 0.25%, the product of which is then divided by (c) 360.

3.3                               Fees to Agent.  On each date upon which a fee is payable or costs are reimbursable, Borrower shall pay to Agent such fees or cost reimbursements as agreed upon by letter agreement between Borrower and Agent in accordance with such letter agreement, which fees and cost reimbursements shall be solely for Agent’s own account and are nonrefundable, subject to the terms of such letter agreement.

3.4                               Late Payments.  If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Law.  Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by Applicable Law.

3.5                               Breakage Fees.  Upon payment or prepayment of any LIBOR Loan (other than as the result of a conversion required under Section 14.1.3) on a day other than the last day in the applicable LIBOR Loan Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation to make a Loan pursuant to this Agreement) to borrow on the date or in the amount specified for a LIBOR Loan in any Notice of Borrowing after such Notice of Borrowing has become irrevocable, Borrower shall pay to Lenders within five (5) Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the Designated Eurodollar Market) equal to the sum of:

(a)                                 $250; plus

(b)                                 the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Basis plus the Applicable LIBOR Margin if that amount had remained or been outstanding through the last day of the applicable LIBOR Loan Period exceeds (ii) the interest Lenders could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable LIBOR Loan Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c)                                  all documented, out-of-pocket expenses incurred by Lenders reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this section shall be conclusive in the absence of manifest error.

3.6                               Term.  The Revolving Commitment shall be in effect until the Maturity Date unless earlier terminated as provided in this Agreement.The Revolving Loans and all other Obligations shall be automatically due and payable in full on the Maturity Date, unless earlier due and payable or terminated as provided in this Agreement.

3.7                               Note and Accounting.  Agent shall provide a quarterly accounting to Borrower of the Loans and other transactions under this Agreement, including Agent’s calculation of principal and interest.  Each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive upon Borrower, unless Borrower, within sixty (60) days after the date any such accounting is rendered, provides Agent with written notice of any objection which Borrower may have to any item in such accounting, describing the basis for such objection with reasonable specificity.  In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower, and in the event the parties cannot resolve their dispute, such dispute shall be resolved in accordance with the terms and conditions of the Alternative Dispute Resolution Agreement.

3.8                               Manner of Payment.

3.8.1                                     When Payments Due.

(a)                                 Except as expressly set forth in this Agreement, each payment (including any prepayment) by Borrower on account of the principal of or interest on the Loans and any other amount owed to Lenders on account of the Obligations shall be made not later than 12:00 p.m. (California time) on the date specified for payment under this Agreement to Agent in lawful money of the United States and in immediately available funds.  Any payment received by Agent on a day that is not a Business Day or after 12:00 p.m. (California time) on a Business Day, shall be deemed received on the next Business Day.  The amount of all payments received by Agent for the account of each Lender shall be immediately paid by Agent to the applicable Lender in immediately available funds and, if such payment was received by Agent by 12:00 p.m. (California time), on a Business Day and not so made available to the account of a Lender on that Business Day, Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate.  All payments shall be made in lawful money of the United States of America.

(b)                                 If any payment on any Obligation is specified to be made upon a day that is not a Business Day, it shall (subject to the provisions of the LIBOR Loan Period which may require payment by one (1) earlier Business Day) be deemed to be specified to be made on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

3.8.2                                     No Deductions.  Borrower shall pay principal, interest, fees, and all other amounts due on the Obligations without set-off or counterclaim or any deduction whatsoever.

3.8.3                                     Inadequate Payments.  If, on the date on which any amount (including any payment of principal, interest or other costs and expenses) shall be due and payable by Borrower to Lenders, the amount received by any such Lenders from Borrower shall not be adequate to pay the entire amount then due and payable, then Agent shall be authorized, but shall not be obligated, to make a Base Rate Loan to Borrower in the amount of the deficiency.

3.9                               Application of Payments.  Borrower irrevocably waives the right to direct the application of any and all payments received at any time by any Lender from or on behalf of Borrower and specifically waives the provisions of California Civil Code Sections 1479 and 2822 or similar provisions under any other Applicable Law giving Borrower the right to designate application of payments.  All amounts received by Agent for application to the Obligations shall be applied by Agent in the following order of priority:  (a) to the payment of any fees then due and payable to Agent or any Lender, (b) to the payments of all other amounts not otherwise referred to in this Section 3.9 then due and payable hereunder or under the other Loan Documents to Agent or any Lender (including any costs and expenses incurred by Agent or any Lender as a result of a Default or an Event of Default), (c) to the payment of interest then due and payable on the Loans, (d) to the payment of principal then due and payable on the Loans and (e) to the payment of any liabilities then due and payable under any Interest Rate Protection Agreements or Bank Products Agreements.  Notwithstanding the foregoing, Borrower irrevocably agrees that, during the occurrence of an Event of Default, Lenders shall have the continuing exclusive right to determine the order and method of the application of payments against the then due and payable Obligations of Borrower in Lenders’ sole discretion and to revise such application prospectively or retroactively in Lenders’ sole discretion.

3.10                        Use of Proceeds. Borrower will not, directly or indirectly, use any part of any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.11                        All Obligations to Constitute One Obligation.  All Obligations related to the Loans constitute one general obligation of Borrower and shall be secured by Agent’s Liens upon all of the Collateral.

3.12                        Authorization to Make Loans.  Agent and each Lender (each, an “Authorized Party”) are authorized to make the Loans based on telephonic or other oral or written instructions received from any Person that an Authorized Party believes in good faith to be an authorized representative of Borrower, or at the discretion of such Authorized Party, if such Loans are necessary to satisfy any of the Obligations.  Borrower consents to the recordation of any telephonic or other communications between an Authorized Party and Borrower for the purpose of maintaining such party’s business records of such transactions.

3.13                        Authorization to Debit Accounts.  Borrower authorizes Agent, upon prior notice to Borrower, to debit any of Borrower’s bank accounts with Agent for the purpose of Borrower’s payment of interest, fees or, to the extent reimbursable under this Agreement or any other Loan Document, costs and expenses due and payable by Borrower to the Lenders under this Agreement.

3.14                        Agent’s Right to Assume Funds Available for Revolving Loans.  Unless Agent shall have been notified by any Lender no later than 10:00 a.m. (California time) on the Business Day of the proposed funding by Agent of any Revolving Loan that such Lender does not intend to make available to Agent such Lender’s portion of the total amount of such Revolving Loan, Agent may assume that such Lender has made such amount available to Agent on the date of the Revolving Loan and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to Agent.  Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the daily Federal Funds Rate.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Revolving Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

3.15                        Defaulting Lenders.

3.15.1                              Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                 Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.16.

(b)                                 Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 12.10), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Fronting Bank hereunder; third, if so determined by Agent or requested by the Fronting Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Fronting Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.15.1(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.  That Defaulting Lender (i) shall not be entitled to receive any Unused Revolving Loan Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.9.4.

(d)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.9.5, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the portion of the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the portion of the Revolving Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding amount of the Revolving Loans of that Lender.

(e)                                  Termination of Requirement.  Cash collateral (or the appropriate portion thereof) provided to reduce fronting exposure or other obligations shall no longer be required to be held as cash collateral following (i) the elimination of the applicable fronting exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the Fronting Bank that there exists excess cash collateral; provided, that the Person providing cash collateral and the Fronting Bank may agree that cash collateral shall be held to support future anticipated fronting exposure or other obligations and provided further, that to the extent that such cash collateral was provided by Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

3.15.2                              Defaulting Lender Cure.  If Borrower, Agent and the Fronting Bank agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 3.15.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.                                    CONDITIONS PRECEDENT

4.1                               Conditions Precedent to Closing.  The Lenders shall not be obligated to make the initial Loan or issue the initial Letter of Credit hereunder until the following conditions have been satisfied or waived by each such Lender:

4.1.1                                     Agent shall have received:

(a)                                 Originals (to the extent available) or copies of the documents set forth on the Schedule of Documents, each duly executed by Borrower or its Affiliates or Subsidiaries, as applicable, and executed by the other parties thereto, together with such other assurances, certificates, documents or consents related to the foregoing as Agent reasonably may require, all in form and substance satisfactory to Agent;

(b)                                 such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of each of Borrower and each Guarantor, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each Authorized Signatory thereof authorized to act on its behalf, including certified copies of articles of incorporation or organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates, and the like;

(c)                                  insurance certificates or other evidence of property and liability insurance and loss payable endorsements and additional insured endorsements, in form and substance satisfactory to Agent, with respect thereto;

(d)                                 favorable written opinions, dated as of the date hereof, of counsel to Borrower and the Guarantors acceptable to Agent (which shall include DLA Piper LLP (US), addressed to Agent and Lenders (and their respective assigns) and otherwise in form and substance satisfactory to Agent as to such matters as Agent shall determine;

(e)                                  copies of all consents and authorizations of, permits from or filings with, any Governmental Authority or other Person required in connection with the execution, delivery, performance or enforceability of the Loan Documents or any provision thereof, if any, and no material changes in governmental regulations affecting Borrower, Agent or the Lenders shall have occurred; and

(f)                                   a certified UCC search from the applicable jurisdictions of organization with respect to Borrower and each Guarantor and any other searches as may be reasonably required by Agent.

4.1.2                                     All of the UCC-1 financing statements and other applicable documentation with respect to the Collateral Documents shall have been filed with the appropriate Governmental Agencies, and Agent, except as set forth in any of the Collateral Documents, shall hold a first priority perfected Lien in the Collateral, subject only to Permitted Liens.

4.1.3                                     No material adverse change in the business, property, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries shall have occurred since December 31, 2011.

4.1.4                                     Payment by Borrower to Agent of all fees and documented costs and expenses of closing (including reasonable fees of legal counsel to Agent invoiced on or prior to the Closing Date) payable pursuant to Section 12.2 and invoiced to Borrower on or prior to the Closing Date;

4.1.5                                     No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body (a) to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby and which, in Agent’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or (b) that could reasonably be expected to have a Material Adverse Effect;

4.1.6                                     All of the representations and warranties of Borrower under this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date; and

4.1.7                                     Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

If any other term of any Loan Document should conflict, or appear to conflict, with this Section 4.1, the terms of this Section 4.1 shall control.

4.2                               Conditions to All Loans.  It shall be a condition to the funding of any Loan or the issuance of any Letter of Credit that the following statements be true on the date of each such funding or issuance:

4.2.1                                        Agent shall have timely received a Notice of Borrowing.

4.2.2                                        all of the representations and warranties of Borrower under this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such date, except to the extent any such representations and warranties relate to an earlier date, both before and after giving effect to the funding of such Loan or the issuance of such Letter of Credit, and Agent shall have received, if it so elects and notifies Borrower thereof, a certification to that effect signed by an Authorized Signatory;

4.2.3                                        No Default or Event of Default shall have occurred and be continuing or shall result from the funding of such Loan or the issuance of such Letter of Credit;

4.2.4                                        no circumstance or event shall have occurred since the Closing Date, or would result from the funding of such Loan or the issuance of such Letter of Credit, that constitutes a Material Adverse Effect; and

4.2.5                                        Agent, except as set forth in any of the Collateral Documents, shall hold a perfected, first priority Lien on all Collateral, for the ratable benefit of the Lenders, subject only to Permitted Liens.

The request and acceptance by Borrower of the requested Loan or Letter of Credit shall be deemed to constitute, as of the date of such Loan, (a) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied or waived by each Lender and (b) a confirmation by Borrower of the granting and continuance of Agent’s Liens pursuant to the Collateral Documents.

5.                                       REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that on the Closing Date and on the date of the funding of each Loan or the issuance of each Letter of Credit hereunder:

5.1                                 Corporate Existence; Compliance with Law.  Borrower and each of its Subsidiaries duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.  Borrower and each of its Subsidiaries is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property makes such qualification or registration necessary, except where the failure to be so qualified or registered could not reasonably be expected to have a Material Adverse Effect.  Borrower and each of its Subsidiaries has all requisite power and authority to conduct its business, to own, pledge, mortgage or otherwise encumber and operate its Property, to lease the Property it operates under lease, to conduct its business as now or proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its Obligations. Borrower and each of its Subsidiaries is in compliance with all Applicable Law and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be so qualified or registered could not reasonably be expected to have a Material Adverse Effect.

5.2                                 Executive Offices; Corporate or Other Names; Conduct of Business.  The locations of Borrower’s and its Subsidiaries’ chief executive office, other corporate offices, warehouses, other locations of Collateral and locations where all of Borrower’s Books and Records are kept are as set forth in Schedule 5.2.  Borrower and its Subsidiaries shall not change their (a) name, (b) chief executive office, (c)  jurisdiction of formation, or (d) locations of Books and Records, without, in each instance, giving ten (10) Business Days’ prior written notice thereof (or such lesser period of time as consented to by Agent) to Agent and taking all actions deemed reasonably necessary or appropriate by Agent to protect and perfect Agent’s Liens continuously upon the Collateral.

5.3                                 Authority; Compliance with Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Borrower and any Subsidiary of the Loan Documents to which each is a party have been duly authorized by all necessary corporate or limited liability company action, and do not and will not:

5.3.1                                        Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such Person;

5.3.2                                        Violate or conflict with any provision of such Person’s operating agreement, charter, articles or certificate of incorporation or bylaws, as applicable;

5.3.3                                        Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon or with respect to any Property now owned or leased or hereafter acquired or leased by such Person;

5.3.4                                        Violate any Applicable Law applicable to such Person which could reasonably be expected to have a Material Adverse Effect; or

5.3.5                                        Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its Property is bound or affected which could reasonably be expected to have a Material Adverse Effect; and such party is not in violation of, or default under, any Applicable Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect which could reasonably be expected to have a Material Adverse Effect.

5.4                                 No Governmental Approvals Required.  Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under Applicable Law the execution, delivery and performance by Borrower and any Subsidiary of the Loan Documents to which it is a party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5                                 Subsidiaries.  Schedule 5.5 hereto correctly sets forth the names, form of legal entity, membership interests or stock of each Subsidiary of Borrower (specifying such owner)

and jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date.  Except as described in Schedule 5.5, as of the Closing Date, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interest in any Person.  Unless otherwise indicated in Schedule 5.5, as of the Closing Date, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities laws and other Applicable Law, and are free and clear of all Liens, except for Permitted Liens.

5.6                                 Financial Statements.  Borrower has furnished to Agent the audited financial statements of Borrower and its Subsidiaries (on a consolidated basis) as of the fiscal year ending December 31, 2011 (including balance sheets, income statements and operating statements).  The financial information contained therein fairly presents in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries (on a consolidated basis) as of such date and for such period.

5.7                                 No Other Liabilities; No Material Adverse Effect.  As of the Closing Date, Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 5.6 other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements.  As of the Closing Date, no circumstance or event has occurred since December 31, 2011 that constitutes a Material Adverse Effect.

5.8                                 Title To and Location of Property.  The Borrower and its Subsidiaries own and have good and marketable title, or a valid leasehold interest in, all their Property as reflected in the most recent Financial Statements delivered to the Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective Property acquired by the Borrower and its Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Such Property is subject to no Lien, except for Permitted Liens.

5.9                                 Intellectual Property.  Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material Intellectual Property, and, to the best of their knowledge, no such Intellectual Property conflicts with the valid Intellectual Property of any other Person to the extent such conflict could reasonably be expected to have a Material Adverse Effect.  Schedule 5.9 sets forth, as of the Closing Date, (a) all United States and foreign registrations of trademarks owned by Borrower and each of its Subsidiaries, and all pending applications for any such registrations, (b) all issued United States and foreign patents and pending patent applications owned by Borrower and each of its Subsidiaries, (c) all United States and foreign registered copyrights owned by Borrower and each of its Subsidiaries, and all pending applications for any such registrations and (d) all other material Intellectual Property necessary for Borrower and its Subsidiaries to conduct their respective businesses, including all material registered Intellectual Property licensed from third parties.

5.10                           Litigation.  Except for (a) matters set forth in Schedule 5.10, (b) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance, (c) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $5,000,000 or (d) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them, the Collateral, or any other transactions contemplated by this Agreement.  Notwithstanding any contrary provision contained herein or any other Loan Document, as of the Closing Date, none of the matters set forth on Schedule 5.10 could reasonably be expected to have a Material Adverse Effect.

5.11                           Binding Obligations.  Each of the Loan Documents to which Borrower and any Subsidiary is a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion..

5.12                           No Default.  No event has occurred and is continuing that is a Default or Event of Default.

5.13                           ERISA.

5.13.1                                  With respect to each Pension Plan:

(a)                                  such Pension Plan complies in all material respects with ERISA and any other Applicable Law;

(b)                                 such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA);

(c)                                  no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty (30) days of the occurrence of such event) has occurred; and

(d)                                 neither Borrower nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code).

5.13.2                                  Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

5.14                           Regulation U; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock in violation of Regulation U.  Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                           Disclosure.  No written statement made by an Authorized Signatory to Agent in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

5.16                           Tax Liability.  Borrower and its Subsidiaries have filed all federal, state and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all federal, state and other material taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

5.17                           Environmental Matters.  Except as described in Schedule 5.17, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials in material violation of any applicable Environmental Laws, (b) to the best knowledge of Borrower, no condition exists that violates any Environmental Law affecting any real property owned by Borrower or any of its Subsidiaries, (c) no real property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any real property, or transported to or from such real property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Environmental Laws in all material respects.

5.18                           Security Interests.  Upon the execution and delivery of this Agreement and the Collateral Documents and the completion of all actions to perfect the security interests so created, except as set forth in the Collateral Documents, Agent will hold a valid first priority security interest in the Collateral described therein securing the Obligations.

5.19                           Insurance.  Schedule 5.19 lists, as of the Closing Date, all current insurance of any nature maintained by Borrower, as well as a summary of the terms of such insurance.

5.20                           Solvency. Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to each credit extension hereunder, will be, Solvent.

6.                                       AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any portion of the Revolving Commitment remains in force or any Obligations remain unpaid, Borrower shall, and shall cause its Subsidiaries to:

6.1                                 Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant Person has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

6.2                                 Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective businesses and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective Property, except (a) a merger or consolidation permitted by Section 7.2, a Disposition permitted by Section 7.1 or as otherwise permitted by this Agreement or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3                                 Maintenance of Insurance.  Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) on all Property with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and shall furnish to Agent, upon Agent’s reasonable request, statements of its insurance coverage.  Borrower shall take commercially reasonable actions to maintain the foregoing insurance and/or to comply with all material requirements of such insurance coverage.  Agent shall be named as additional insured on all liability insurance and Agent shall be named as a loss payee under all insurance policies insuring the Collateral.  Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured.  All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements.  Borrower shall use commercially reasonable efforts to ensure that such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will give at least thirty (30) days prior written notice to Agent before any such policy or policies of insurance shall be canceled.  Upon the occurrence and continuation of a Default or Event of Default, Agent may require that Borrower direct all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders.

6.4                                 Compliance with Applicable Law.  Comply with all Applicable Law, except that Borrower and its Subsidiaries need not comply with an Applicable Law then being contested by any of them in good faith by appropriate proceedings or where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.5                                 Inspection Rights.  Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit Agent, or any authorized employee or representative thereof, to examine, audit and make copies and abstracts from the Books and Records of, and to visit and inspect the Property of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with its chief executive officer, president or chief financial officer.  At all times, it is understood and agreed by Borrower that all expenses in connection with any such inspection which may be incurred by Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by Borrower and shall not be expenses of Agent or Lenders; provided, that the Borrower shall not be responsible for any of the foregoing expenses more than one (1) time per calendar year unless an Event of Default has occurred and is continuing.

6.6                                 Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in material conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Subsidiaries.

6.7                                 Compliance with Agreements.  Promptly and fully comply in all material respects with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.8                                 Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in this Agreement.

6.9                                 Hazardous Materials Laws.  Keep and maintain all real property used and/or owned by Borrower and any of its Subsidiaries and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws, except to the extent that no Material Adverse Effect could reasonably be expected to result therefrom, and promptly notify Agent in writing (attaching a copy of any pertinent written material in Borrower’s reasonable discretion) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Authority pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any senior officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such real property that could reasonably be expected to cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any applicable Hazardous Materials Laws.

6.10                           Future Subsidiaries..  Borrower shall, at its own expense promptly, and in any event within forty five (45) days after the formation or acquisition of any Domestic Subsidiary or Foreign Subsidiary (including, without limitation, (x) in connection with a Permitted Acquisition or the Permitted SRS Acquisition and (y) with respect to any such currently existing Subsidiary formed or acquired prior to the Closing Date): (a) notify Agent of such event in writing, (b) cause each such Domestic Subsidiary to become a party to the Guaranty and the Security Agreement and each other applicable Collateral Document in accordance with the terms thereof, execute additional Collateral Documents if reasonably requested by Agent and amend the Collateral Documents as appropriate in light of such event to pledge to Agent for the ratable benefit of the Lenders (i) 100% of the equity securities of each such Subsidiary that is a Domestic Subsidiary; and (ii) 65% of the equity securities of each such Subsidiary that is a first-tier Foreign Subsidiary (provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by any Person of any additional equity securities in any such Foreign Subsidiary to Agent under the Collateral Documents would not result in adverse tax consequences to Borrower, then, promptly after the change in such laws, all such additional equity securities shall be so pledged under the Collateral Documents) and, except as set forth in any of the Collateral Documents, execute and deliver all documents or instruments reasonably required thereunder or appropriate to perfect the security interest created thereby, (c) deliver (or use commercially reasonable efforts to cause the appropriate Person to deliver) to Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse Liens accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by Agent to perfect Agent’s Lien in such Collateral consisting of equity securities in compliance with any applicable laws of jurisdictions outside of the United States of America), (d) cause each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent for the ratable benefit of the Lenders a perfected, first-priority security interest in and Lien on the Collateral subject to (i) the Collateral Documents to be so filed, registered or recorded and evidence thereof delivered to Agent and (ii) Permitted Liens, (e) if requested by Agent, deliver an opinion of counsel in form and substance reasonably satisfactory to Agent with respect to each such new Domestic Subsidiary or Foreign Subsidiary, and/or the pledge of the equity securities of each such Domestic Subsidiary and Foreign Subsidiary and the matters set forth in this Section 6.10, provided that this clause (e) shall not apply with respect to Subsidiaries acquired or created in connection with a transaction where the aggregate consideration paid or invested was less than $20,000,000, and (f) deliver to Agent the same organization documents, resolutions, certificates, lien searches and other matters with respect to such new Domestic Subsidiary or Foreign Subsidiary as required to be delivered with respect to Borrower on the date hereof, in form and substance reasonably satisfactory to Agent.

6.11                           Further Assurances; Schedule Supplements.  At any time and from time to time, upon the written request of Agent and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as such Agent may reasonably request to obtain the full benefits of this Agreement and to protect, preserve and maintain all rights of Agent and the Lenders in the Collateral and under this Agreement.  Upon the occurrence and continuation of a Default or Event of Default and as often as Agent may thereafter require, Borrower will supplement each Schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring as of the Closing Date, would have been required to be set forth or described in such Schedule; provided, that such supplement shall not be deemed to be an amendment thereof unless expressly consented to in writing by Agent.

6.12                           Financial Covenants.  Maintain the following financial covenants on a consolidated basis, as of the end of each Fiscal Quarter:

6.12.1                                  Minimum Liquidity.  Maintain a Liquidity Amount of at least $30,000,000.

6.12.2                                  Minimum Adjusted EBITDA.  Achieve Adjusted EBITDA of at least $32,000,000 for the twelve (12) month period ending at the end of such Fiscal Quarter.

6.12.3                                  Maximum Funded Debt to Adjusted EBITDA Ratio.  Maintain a Funded Debt to Adjusted EBITDA Ratio of no more than 1.50 to 1.00.  “Funded Debt to Adjusted EBITDA Ratio” means the ratio of Funded Debt as of the end of such Fiscal Quarter to Adjusted EBITDA for the twelve (12) month period ending at the end of such Fiscal Quarter.  “Funded Debt” means all Indebtedness plus the undrawn amount of all issued and outstanding letters of credit of Borrower and its Subsidiaries minus any Indebtedness permitted by Section 7.8.10.

6.13                           Maintenance of Property.  Maintain in good order and condition, consistent with industry practice and standards (taking into consideration wear and tear), all of its Property and not permit any waste thereof, and, in the ordinary course of business, make all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, except where the failure to maintain, not permit any waste of, preserve and protect any such Property could not reasonably be expected to have a Material Adverse Effect.

6.14                           Notification of Reportable Event.  Borrower shall notify Agent immediately in writing upon the occurrence of any “Reportable Event” as defined in Title IV of ERISA or a prohibited transaction with respect to any Plan of Borrower or any of its ERISA Affiliates, or the institution or threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any such Plan, or the commencement or threatened commencement of any litigation against any Plan, its fiduciaries or its assets, or against Borrower or any ERISA Affiliate in connection with any Plan.

6.15                           Pledge of DLL Note.  Promptly after final resolution of the Tax Dispute, DLL shall execute and deliver an Intercompany Note in an amount equal to the deferred portion of the amount that is determined to be payable by DLL to Borrower pursuant to the terms of the resolution of the Tax Dispute and such Intercompany Note shall be pledged and delivered to Agent to be held as Collateral for the Obligations.  Borrower shall execute and deliver, and shall cause DLL to execute and deliver, to Agent such agreements and instruments as Agent deems reasonably necessary to effectuate such pledge.

6.16                           Post Closing.  Borrower shall deliver each of the items listed on Schedule 6.16 promptly and in any event no later than the time period provided for therein with respect to each such item.

7.                                       NEGATIVE COVENANTS

So long as any portion of the Revolving Commitment remains in force or any Obligations remain unpaid, Borrower shall not, and shall cause its Subsidiaries to not:

7.1                                 Disposition of Property.  Make any sale, sale and leaseback, transfer, lease or other disposition in any single transaction or series of related transactions of any Property or group of related items of Property of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired (“Disposition”), except for the following:

7.1.1                                        any Disposition of inventory in the ordinary course of business;

7.1.2                                        any Disposition of damaged, worn or obsolete assets no longer useful in the conduct of Borrower’s business for not less than fair market value;

7.1.3                                        any Disposition of Investments permitted by Section 7.10.2;

7.1.4                                        any Disposition (a) by Borrower or any Subsidiary to Borrower or any Subsidiary that is a Guarantor or (y) by any Subsidiary that is not a Guarantor to any Subsidiary that is not a Guarantor;

7.1.5                                        non-exclusive licenses of Intellectual Property owned by Borrower to DLL;

7.1.6                                        non-exclusive licenses of Intellectual Property owned by or licensed to Borrower or any Subsidiary to any third party in the ordinary course of business; and

7.1.7                                        any other Dispositions provided that the aggregate consideration received or to be received (whether Cash, notes, Stock, or assumption of debt or otherwise) by Borrower and/or its Subsidiaries in any one Disposition does not exceed $10,000,000 and such aggregate consideration with respect to all such Dispositions shall not exceed (a) $20,000,000 in any Fiscal Year or (b) $50,000,000 during the term of this Agreement.

7.2                                 Fundamental Changes.  Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Subsidiary into Borrower or another Subsidiary so long as a Subsidiary that is a Guarantor does not merger or consolidate into a Subsidiary that is not a Guarantor and (b) a merger or consolidation of a Person into Borrower or with or into a Subsidiary of Borrower that is a Permitted Acquisition or the Permitted SRS Acquisition; provided that (i) Borrower or such Subsidiary is the surviving entity, (ii) no Change in Control results therefrom, (iii) no Default or Event of Default then exists or would result therefrom, and (iv) Borrower executes such amendments to the Loan Documents as Agent may reasonably determine are appropriate as a result of such merger or consolidation in order to preserve the enforceability of the Loan Documents on the parties thereto and their successors, if any, and, except to the extent set forth in the Collateral Documents, maintain the perfection of Agent’s Liens on the Collateral, and to otherwise comply with Section 6.10.  Without limitation, no such merger or consolidation shall result in a violation of the terms of Section 6.2 or Section 7.3.  Borrower shall promptly notify Agent of any merger or consolidation involving Borrower.

7.3                               Acquisitions.  Consummate an Acquisition except Permitted Acquisitions and the Permitted SRS Acquisition.

7.4                               Distributions.  Make any Distribution, whether from capital, income or otherwise, whether in Cash or other Property; except for the following:

7.4.1                                     Borrower may declare and pay Cash Distributions to the holders of Borrower’s Stock provided that after giving effect to any such Distribution (a) Borrower is in pro forma compliance with the financial covenants set forth in Section 6.12 and (b) no Default or Event of Default has occurred and is continuing;

7.4.2                                     Subsidiaries may make Cash Distributions to Borrower;

7.4.3                                     Borrower and each Subsidiary may declare and make Distributions payable solely in their common Stock;

7.4.4                                     Borrower may purchase, redeem or otherwise acquire Stock issued by it provided that after giving effect to any such purchase, redemption or acquisition (a) Borrower is in pro forma compliance with the financial covenants set forth in Section 6.12 and (b) no Default or Event of Default has occurred and is continuing; and

7.4.5                                     Notwithstanding the provisions of Section 7.4.4 to the contrary, Distributions consisting of the purchase of options, restricted equity interests or equivalent rights in Borrower held by officers, directors and employees of Borrower and its Subsidiaries not to exceed $5,000,000 during the term of this Agreement, but only to the extent such Distributions are required pursuant to written agreements with such officers, directors and employees as in effect as of the Closing Date.

7.5                               ERISA.  At any time, permit any Pension Plan to:  (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other Applicable Law; (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (d) terminate in any manner.

7.6                               Change in Control.  Permit any Change in Control to occur.

7.7                               Liens and Negative Pledges.  Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its respective Property or any Collateral or engage in any sale and leaseback transaction with respect to any of its respective Property or any Collateral, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

7.7.1                                     Liens as of the Closing Date set forth on Schedule 7.7

7.7.2                                     Liens created under the Loan Documents;

7.7.3                                     Purchase money Liens incurred to finance the purchase or construction of capital assets using the proceeds of Indebtedness, including Capital Lease Obligations, permitted under Section 7.8.3, and limited to the capital assets purchased or constructed;

7.7.4                                     Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 7.7.1 or 7.7.3; provided that any extension, renewal or replacement Lien (a) is limited to the property covered by the existing Lien and (b) secures Indebtedness which is no greater in amount than the Indebtedness secured by the existing Lien;

7.7.5                                     Liens securing taxes, assessments, and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, repairmen, warehousemen, or landlords or other like Liens incurred in the ordinary course of business, but which (a) have been bonded, (b) which are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) are not yet past due;

7.7.6                                     Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

7.7.7                                     any judgment Lien not giving rise to an Event of Default;

7.7.8                                     leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of Borrower or any Subsidiary;

7.7.9                                     easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

7.7.10                              deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

7.7.11                              bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

7.7.12                              Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower or any Subsidiary;

7.7.13                              a non-exclusive license, or similar right, of or to Intellectual Property granted in the ordinary course of business; and

7.7.14                              any other Liens securing Indebtedness or other obligations permitted under Section 7.8.11.

The foregoing exceptions, however, shall not permit any Lien in any Stock of any Subsidiary, except for Liens created under the Collateral Documents.

7.8                               Indebtedness and Guaranty Obligations.  Create, incur or assume any Indebtedness or Guaranty Obligation except the following (“Permitted Indebtedness”):

7.8.1                                     Indebtedness existing on the Closing Date and disclosed in Schedule 7.8;

7.8.2                                     Indebtedness under the Loan Documents;

7.8.3                                     Purchase money Indebtedness or Capital Lease Obligations incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness or Capitalized Lease Obligation is incurred at or within ninety (90) days before or after the purchase or construction of the capital asset) in any amount not to exceed $7,500,000 outstanding at any one time;

7.8.4                                     Any extension, renewal or refinancing of the Indebtedness described in Section 7.8.1 or 7.8.3; provided that any extension, renewal or replacement Lien secures Indebtedness which is no greater in amount than the Indebtedness being extended, renewed or refinanced;

7.8.5                                     Subordinated Debt in such amount as may be approved in writing by the Required Lenders;

7.8.6                                     Indebtedness consisting of Interest Rate Protection Agreements;

7.8.7                                     Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification and adjustment of purchase price incurred in connection with any Permitted Acquisition or the Permitted SRS Acquisition;

7.8.8                                     Guaranty Obligations in support of the obligations of a Subsidiary, provided that such obligations are not prohibited by this Agreement;

7.8.9                                     Indebtedness of a Person acquired in a Permitted Acquisition or the Permitted SRS Acquisition which is outstanding at the time of such Acquisition (other than Indebtedness incurred solely in contemplation of such Acquisition);

7.8.10                              Indebtedness of a Subsidiary of Borrower owed to Borrower or a wholly owned Subsidiary of the Borrower or Indebtedness of Borrower owed to a Subsidiary of Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to Borrower or a Guarantor, be pledged under the Security Agreement, (ii) be on terms (including subordination terms) reasonably acceptable to the Agent, and (iii) be otherwise permitted under the provisions of Section 7.10;

7.8.11                              Other Indebtedness in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time.

7.9                               Transactions with Affiliates.  Make, or suffer to exist, any loan or advance or extend any credit to any Person, including, without limitation, any Affiliate of the Borrower other than:

7.9.1                                     employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements entered into with directors or officers in the ordinary course of business;

7.9.2                                     transactions that are fully disclosed to the board of directors (or a committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or committee) of Borrower which is approved by a majority of the directors (or committee) not having an interest in the transaction;

7.9.3                                     transactions specifically permitted by Sections 7.1, 7.2, 7.4 and 7.8;

7.9.4                                     advances to employees officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

7.9.5                                     trade credit advanced in the ordinary course of business;

7.9.6                                     transactions between or among Borrower and its Subsidiaries; and

7.9.7                                     transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.

7.10                        Investments.  Make or suffer to exist any Investment, other than:

7.10.1                              Investments in existence on the Closing Date and disclosed on Schedule 7.10;

7.10.2                              Investments consisting of Cash Equivalents;

7.10.3                              Investments in a Person that is the subject of a Permitted Acquisition;

7.10.4                              Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes not to exceed $250,000 in the aggregate outstanding at any time;

7.10.5                              Investments in a Subsidiary that is a Guarantor or in Borrower;

7.10.6                              Investments in a Subsidiary that is not a Guarantor so long as:

(a)                                 after giving effect to any such Investment no Default or Event of Default has occurred and is continuing; and

(b)                                 the aggregate amount of such Investments does not exceed $5,000,000 during the term of this Agreement;

provided that the maximum amount set forth in clause (b) immediately above shall not apply to intercompany advances made to Borrower’s Foreign Subsidiaries to the extent such advances are made to pay for costs and expenses reasonably related to revenue generation by SRS and its Subsidiaries.

7.10.7                              Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

7.10.8                              Investments received in connection with a bona fide legal dispute with another Person or insurance proceeds received by Borrower;

7.10.9                              Investments made in accordance with the cash investment policy of Borrower, as in effect from time to time, the current version of which shall be delivered to Agent promptly following its adoption; or

7.10.10                       Investments made in a Subsidiary that is not a Guarantor by a Subsidiary that is not a Guarantor.

7.11                        Change in Nature of Business.  Make any material change in the nature of the businesses of Borrower and its Subsidiaries, as conducted historically and on the Closing Date.

7.12                        Change in Fiscal Year or Accounting Method.  Make any change in Borrower’s Fiscal Year or any material change in the accounting method used by Borrower not in accordance with GAAP without the prior written consent of Agent.

8.                                      INFORMATION AND REPORTING REQUIREMENTS

8.1                               Reports and Notices.  Borrower covenants and agrees that, so long as any portion of the Revolving Commitment remains in force or any Obligations remain unpaid, Borrower shall deliver to Agent (for distribution by it to the Lenders):

8.1.1                                     within three (3) Business Days after filing with the SEC, but in no event later than forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (a) an internally-prepared consolidated balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail and (b) a Compliance Certificate as of the end of such Fiscal Quarter signed by an Authorized Signatory which (i) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto, and (ii) sets forth, for such Fiscal Quarter or as of the last day of such Fiscal Quarter, a summary of the calculation of the financial ratios and tests provided in Section 6.12 hereof.  Such financial statements shall be certified by an Authorized Signatory of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

8.1.2                                     within three (3) Business Days after filing with the SEC, but in no event later than ninety (90) days after the end of each Fiscal Year, the audited annual financial statements of Borrower and its Subsidiaries for such Fiscal Year prepared by an independent CPA firm satisfactory to Agent (which shall include Grant Thornton LLP) and accompanied by an audit opinion, which opinion shall not be subject to any qualification or exceptions as to the scope of the audit, together with a Compliance Certificate signed by an Authorized Signatory;

8.1.3                                     the Security Supplement, together with the Supplements to Schedules, as required pursuant to and subject to the terms of the Security Agreement;

8.1.4                                     promptly upon their becoming available and to the extent disclosure thereof is permitted by law, copies of any correspondence or notices received by Borrower or any Subsidiary from any Governmental Authority which regulates the operations of Borrower or any Subsidiary or from the Internal Revenue Service or any other state or federal tax authority relating to an actual or threatened change or development which would have, or could reasonably be expected to have, a Material Adverse Effect;

8.1.5                                     promptly, notice in writing of any known litigation, legal proceeding or dispute, other than disputes in the ordinary course of business affecting Borrower or any Subsidiary as a defendant, whether or not fully covered by insurance, and regardless of the subject matter thereof, which litigation, proceeding or dispute has a material probability of being resolved against the Borrower or any Subsidiary and, if determined or resolved against Borrower or any Subsidiary, is reasonably likely to have a Material Adverse Effect; and

8.1.6                                     promptly upon the earlier of the date on which the Borrower becomes aware or, in the exercise of reasonable due diligence should have become aware of the same, notify the Agent of the occurrence of any of the following:

(a)                                 any Default or Event of Default; and

(b)                                 any change in any Applicable Law, including changes in tax laws and regulations, which could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary; and

8.2                               Budgets.  Borrower shall deliver to Agent (a) prior to the end of any Fiscal Year, (1) a draft budget and projection by Fiscal Quarter for the following Fiscal Year, including projected statement of operations of Borrower and its Subsidiaries, and (2) a draft summary forecast for each subsequent Fiscal Year through the Maturity Date, all in reasonable detail, and (b) promptly following the final approval thereof by the board of directors of Borrower, (1) a budget and projection by Fiscal Quarter for such following Fiscal Year, including projected statements of operations of Borrower and its Subsidiaries, and (2) a summary forecast for each subsequent Fiscal Year through the Maturity Date, all in reasonable detail.

8.3                               Resolution of Tax Dispute.  Promptly after the final resolution thereof, Borrower shall deliver to Agent a written report summarizing in reasonable detail the terms of Borrower’s settlement with the Internal Revenue Service with respect to amounts owing from DLL to Borrower in connection with the sale by Borrower to DLL in 2006 of the economic rights in certain Property of Borrower (the “Tax Dispute”).

8.4                               Other Reports.  Borrower shall provide to Agent and the Lenders such other reports and information as from time to time may be reasonably requested by Agent.

9.                                      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1                               Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

9.1.1                                     Borrower shall fail to make any regularly scheduled payment of principal or interest in respect of any Obligations within five (5) Business Days after the same shall become due and payable or is declared in writing to be due and payable; provided that no grace period shall apply to nonpayment of the Obligations on the Maturity Date; or

9.1.2                                     Borrower or any Guarantor shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms, Obligations (other than under Section 9.1.1) or provisions contained in this Agreement or any of the other Loan Documents and such default shall have continued for a period of thirty (30) days (or with respect to any defaults under Section 8, for a period of ten (10) days) after Agent’s notice to Borrower in writing of such default hereunder; provided there shall be no grace period for Borrower’s failure to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Section 6.12, Section 6.16 and Section 7; or

9.1.3                                     an event of default shall occur under any Indebtedness to which Borrower or any Subsidiary is a party, or by which any such Person or its Property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding $2,500,000, and (2) accelerates the payment of (or permits any holder of such Indebtedness or a trustee to accelerate the payment of) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $2,500,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

9.1.4                                     any representation or warranty in this Agreement or any other Loan Document, or in any written statement, report or certificate pursuant hereto or thereto, shall be untrue or incorrect in any material respect as of the date when made or reaffirmed by the Borrower or any Subsidiaries; or

9.1.5                                     any of the assets of Borrower or any Subsidiary having a value of $2,500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Person, and any of the foregoing shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person other than Borrower or any Subsidiary shall apply for the appointment of a receiver, trustee or custodian for the assets of Borrower or any Subsidiary and the order appointing such receiver, trustee or custodian shall remain unstayed or undismissed for sixty (60) consecutive days; or Borrower or any Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its Property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its Property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

9.1.6                                     a case or proceeding shall have been commenced involuntarily against Borrower or any Subsidiary in a court having competent jurisdiction seeking a decree or order:  (a) under the Bankruptcy Code or any other applicable Federal, state or foreign Bankruptcy or other similar law, and seeking either (i) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its properties, or (ii) the reorganization or winding up or liquidation of the affairs of any such Person and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (b) invalidating or denying (i) any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document, or (ii) the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

9.1.7                                     Borrower or any Subsidiary shall (a) file a petition under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, (b) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Person or of any substantial part of its properties, (c) fail generally to pay (or admit in writing its inability to pay) its debts as such debts become due, or (d) take any corporate action in furtherance of any such action; or

9.1.8                                     there is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

9.1.9                                     Except as otherwise specifically permitted herein, Borrower or any Subsidiary voluntarily or involuntarily dissolves (provided Borrower shall have sixty (60) days to cure any involuntary dissolution), or is dissolved, terminates or is terminated; except Borrower may dissolve inactive Subsidiaries; or

9.1.10                              Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority, the effect of which order restricts such Person from conducting all or any material part of its business, unless such order is subject to a good faith dispute being diligently pursued according to appropriate legal proceedings and such order could not reasonably be expected to have a Material Adverse Effect; or

9.1.11                              the loss, suspension, revocation or failure to renew any License or permit now held or hereafter acquired by Borrower or any Subsidiary, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

9.1.12                              any Lien or any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral covered or purported to be covered thereby; or

9.1.13                              Any Pension Plan maintained by Borrower is finally determined by the PBGC to have an “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most recently ended Fiscal Quarter.

9.2                               Remedies.

9.2.1                                     If any Default has occurred and is continuing, then Agent may, with the prior written approval of Required Lenders, terminate or suspend Lenders’ obligation to make further Loans.  If any Event of Default has occurred and is continuing, then Agent may, with the prior written approval of Required Lenders and upon written notice to Borrower from Agent, increase the rate of interest applicable to the Loans to the Default Rate effective as of the date of the initial Default giving rise to such Event of Default.  In addition, if any Event of Default shall have occurred and be continuing, Agent may (upon prior written approval of Required Lenders), without notice, take any one or more of the following actions:  (a) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (b) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 9.1.5, 9.1.6 or 9.1.7, the Obligations shall become immediately due and payable (and any obligation of Lenders to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.

9.2.2                                     Each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lenders may have under any Loan Document or at law or in equity.  Recourse to the Collateral shall not be required. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Law, and all provisions of this Agreement are intended to be subject to any Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid, unenforceable, in whole or in part.

9.3                               Waivers by Borrower.  Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law (to be effective upon and limited to the occurrence and during the continuance of an Event of Default), Borrower waives:  (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Revolving Notes or any other notes, commercial paper, accounts, Contracts, documents, instruments, chattel paper and guaranties at any time held by Lenders on which Borrower may in any way be liable, other than notices specifically required by the Loan Documents or Applicable Law; (b) all rights to notice and a hearing prior to Lenders’ taking possession or control of, or to Lenders’ replevin, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or the Lenders to exercise any of their remedies, other than notices specifically required by the Loan Documents or Applicable Law; and (c) the benefit of all valuation, appraisal and exemption laws.  Borrower acknowledges that it has been advised by counsel with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

9.4                               Proceeds.  The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by any Lender upon receipt as set forth in Section 3.9.

10.                               SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lenders, Agent and their respective successors and assigns, except as otherwise provided herein or therein.  Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior written consent of all of the Lenders, and any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of all of the Lenders shall be void.  The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and Lenders with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents.  Subject to Section 12.7.2 of this Agreement, each Lender reserves the right at any time to create and sell a participation in any portion of the Loans and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Loan Documents.

11.                               DISPUTE RESOLUTION

11.1                        Alternative Dispute Resolution Agreement.  Any controversy or claim between or among the Parties arising under or in connection with (a) this Agreement or any of the other Loan Documents, (b) any negotiations, correspondence or communications relating to this Agreement or any of the other Loan Documents, whether or not incorporated herein or therein, or any indebtedness evidenced hereby or thereby, (c) the administration or management of this Agreement or any of the other Loan Documents or any indebtedness evidenced hereby or thereby, or (d) any alleged agreements, promises, representations or transactions in connection herewith or therewith, including any claim or controversy which arises out of or is based upon an alleged tort, shall be subject to and resolved in accordance with the Alternative Dispute Resolution Agreement.

11.2                        No Limitation on Remedies.  No provision of, or the exercise of any rights under, Section 11.1 shall limit the right of any party to the Alternative Dispute Resolution Agreement to exercise self help remedies such as set-off, to foreclose against any Collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any mediation or arbitration.

11.3                        Inconsistency.To the extent any provision of the Alternative Dispute Resolution Agreement is inconsistent with the terms of this Agreement, the terms of the Alternative Dispute Resolution Agreement shall prevail.

12.                               MISCELLANEOUS

12.1                        Complete Agreement; Modification of Agreement.  This Agreement and the other Loan Documents constitute the complete agreement among the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), and may not be modified, altered or amended except by a written agreement signed by Agent, Lenders, Borrower and each other Person executing this Agreement or any other Loan Document, as applicable.

12.2                        Reimbursement and Expenses.  Borrower will promptly pay:

12.2.1                              without regard for whether any Loans are made, all reasonable and documented, out-of-pocket expenses of Agent invoiced to Borrower in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents, including all due diligence, all post-closing matters, syndication, and the transactions contemplated hereunder and thereunder and the making of the Loans, including, recording and filing fees, and the reasonable and documented attorneys’ fees and disbursements of counsel for Agent;

12.2.2                              except as otherwise provided herein, all reasonable out-of-pocket expenses of Agent in connection with the administration or monitoring of the Loans, the Collateral, this Agreement and the other Loan Documents in accordance with the provisions thereof, the restructuring and refinancing of the transaction herein contemplated, and in connection with the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by Agent relating to this Agreement or the other Loan Documents, including reasonable auditing costs and expenses with respect to the Collateral and the reasonable and documented attorneys’ fees and expenses of counsel;

12.2.3                              all of Agent’s and each Lenders’ out-of-pocket costs and expenses of obtaining performance under this Agreement or the other Loan Documents, of collection of the Obligations and of enforcement of the Loan Documents, in any arbitration, mediation, legal action or proceeding (including any case under the Bankruptcy Code or similar laws), which, in each case, shall include reasonable fees and expenses of counsel for Agent and each Lender; and

12.2.4                              all Charges levied on, or assessed, placed or made against any Collateral, the Revolving Notes or the other Loan Documents or the Obligations.

12.3                        Indemnity.

12.3.1                              Borrower shall indemnify and hold each Indemnified Person harmless from and against any Claim which may be instituted or asserted against or incurred by any such

Indemnified Person as the result of credit having been extended or not extended under this Agreement and the other Loan Documents or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any Claim for Environmental Liabilities and Costs and legal costs and expenses of disputes between the parties to this Agreement; provided, that Borrower shall not be liable for indemnification of an Indemnified Person to the extent that (a) such Claim is brought by any Indemnified Person against Borrower and Borrower is the prevailing party thereunder, (b) any such Claim is finally determined by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct or (c) any Claim asserted against it by another Indemnitee.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED OR NOT EXTENDED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.  This Section 12.3.2 shall survive the Termination Date.

12.3.2                              All obligations of Borrower with respect to any item of Collateral shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or any Lender.

12.4                        No Waiver.  Neither Agent’s nor any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege under this Agreement, (a) shall waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof.  Any suspension or waiver of a Default, Event of Default, or other provision under the Loan Documents must be in writing signed by an authorized employee of Agent or any Lender to be effective and shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy which Agent or any Lender would otherwise have had on any future occasion.

12.5                        Severability; Drafting.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower and all rights of Agent and Lenders, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the reimbursement and expense provisions of Section 12.2, the indemnity provisions of Section 12.3, the governing law and venue provisions of Section 12.14 and the Alternative Dispute Resolution Agreement referenced in Sections 10 and 12.15 shall all survive the Termination Date.  In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any Applicable Law that states that contracts are construed against the drafter shall not apply.

12.6                        Conflict of Terms.  Except as otherwise provided in any Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any other Loan Document, the provision contained in this Agreement shall govern and control.

12.7                        Notices.

12.7.1                              All notices and other communications under this Agreement and the other Loan Documents shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, first class mail, postage prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile transmission or electronic mail addressed to the party to which such notice is directed at its address determined as provided in this Section 0.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)                 If to Borrower:

If to Borrower:

DTS, Inc.

5220 Las Virgenes Road

Calabasas, California 91302

Attn:  Melvin Flanigan

Telephone No.:  818-436-1045

Facsimile No.:  818-436-1545

Electronic Mail:  Mel.Flanigan@dts.com

and to:

DTS, Inc.

5220 Las Virgenes Road

Calabasas, California 91302

Attn: Blake Welcher

Telephone No.: 818-436-1330

Facsimile No.: 818-436-1850

Electronic Mail: Blake.Welcher@dts.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attn: Jamie Knox

Facsimile No.: (212) 884-8692

Electronic Mail: Jamie.Knox@dlapiper.com

(b)                 If to Agent:

Union Bank, N.A.

Warner Center Towers

21700 Oxnard Street, Suite 120

Woodland Hills, CA 91367

Attn:  Carlos Herrera

Telephone No.:  (818) 316-3142

Facsimile No.:  (818) 316-3172

Electronic Mail:  carlos.herrera@unionbank.com

with a copy to:

Union Bank, N.A.

445 South Figueroa Street, 10th Floor

Los Angeles, CA 90071

Attn:  Lauren Hom

Telephone No.:  (213) 236-6905

Facsimile No.:  (213) 236-4013

Electronic Mail:  lauren.hom@unionbank.com

with a copy to:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attn:  Richard C. Pugh Jr., Esq.

Telephone No.:  (213) 620-1780

Facsimile No.:  (213) 620-1398

Electronic Mail:  rpugh@sheppardmullin.com

12.7.2                              Any party to this Agreement may change the address to which notices shall be directed under this Section 0 by giving ten (10) days’ written notice of such change to the other parties.

12.8                        Binding Effect; Assignment.

12.8.1                              Subject to the terms of Section 10, this Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Agent, each of Lenders and their respective successors and assigns.  Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender).  Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

12.8.2                              From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Revolving Commitment; provided that (a) such assignment shall be approved by Agent and, provided no Default or Event of Default then exists, Borrower, which approval(s) shall not be unreasonably withheld, conditioned or delayed; (b) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to Agent as hereinbelow provided and made available to Borrower upon its request; (c) except in the case of an assignment (i) to an Affiliate of the assigning Lender or to another Lender or (ii) of the entire remaining Revolving Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Revolving Commitments that is equivalent to less than $5,000,000; (d) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Business Days after the date Agent has received the Commitment Assignment and Acceptance; and (e) such Eligible Assignee shall execute an Alternative Dispute Resolution Agreement, in form and substance satisfactory to Agent.  Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Revolving Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement.  Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Revolving Note) to such assignee Lender, a Revolving Note evidencing that assignee Lender’s Pro Rata Share of the Revolving Commitment, and to the assigning Lender, a Revolving Note evidencing the Pro Rata Share retained by the assigning Lender.

12.8.3                              By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that:  (a) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Revolving Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (b) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (c) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (d) it will, independently and without reliance upon Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) it appoints and authorizes Agent to take such action and to exercise such powers under this Agreement as are delegated to Agent by this Agreement; and (f) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

12.8.4                              Agent shall maintain at Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Revolving Commitment held by each Lender, giving effect to each Commitment Assignment and Acceptance.  The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to Agent.  After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of a non-refundable assignment fee of Three Thousand Five Hundred Dollars ($3,500) from such Lender or Eligible Assignee, Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 2.1 giving effect thereto.  Borrower, Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Revolving Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Revolving Commitments shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided above.  Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Revolving Commitments shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Revolving Commitments.

12.8.5                              Each Lender may from time to time grant participations to one or more banks or other financial institutions (other than Defaulting Lenders) in a portion of its Pro Rata Share of the Revolving Commitments; provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (c) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose; (d) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (e) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Revolving Commitment as it then exists and shall not restrict an increase in the Revolving Commitment, or in the granting Lender’s Pro Rata Share of the Revolving Commitment, so long as the amount of the participation interest is not affected thereby; and (f) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (i) increase the Revolving Commitment, (ii) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (iii) reduce the rate of interest on the Revolving Notes, any fee or any other monetary amount payable to the Lenders, or (iv) release any material Collateral from the Lien of the Collateral Documents, except if such release of material Collateral occurs in connection with a disposition permitted under this Agreement in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Revolving Commitment.

12.8.6                              In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

12.9                        Right of Setoff.  If an Event of Default has occurred and is continuing, Agent or any Lender other than a Defaulting Lender (but in each case only with the consent of the Required Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other Applicable Law and, to the extent permitted by Applicable Law, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

12.10                 Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to Applicable Law:  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 12.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

12.11                 Section Titles.  The Section titles and Table of Contents contained in this Agreement and any other Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12                 Counterparts.  Each Loan Document may be executed in any number of identical counterparts, which shall constitute an original and collectively and separately constitute a single instrument or agreement.

12.13                 Time of the Essence.  Time is of the essence for payment and performance of the Obligations.

12.14                 GOVERNING LAW; VENUE.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, THE LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR SUCH LENDER.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY

CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 0 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON BORROWER’S ACTUAL RECEIPT THEREOF.

12.15                 WAIVER OF JURY TRIAL.  AS SET FORTH IN THE ALTERNATIVE DISPUTE RESOLUTION AGREEMENT, BORROWER, AGENT AND EACH LENDER WAIVE ITS RIGHT TO A TRIAL BY JURY AND AGREE TO HAVE ANY DISPUTE BETWEEN OR AMONG ANY OTHER PARTY(IES) RESOLVED PURSUANT TO THE TERMS OF THE ALTERNATIVE DISPUTE RESOLUTION AGREEMENT.

12.16                 Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other party therefrom, may in any event be effective unless in writing signed by Agent and the Required Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Section 13, signed by Agent, respectively), and then only in the specific instance and for the specific purpose given; provided, however, that:

12.16.1                       Any amendment, waiver or consent which would (i) amend or waive this Section 12.16 or any part thereof; (ii) amend or waive any of the conditions precedent set forth in Section 4.1; or (iii) amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders, must be in writing and signed or approved in writing by all of the Lenders;

12.16.2                       Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders, except that any release in connection with a sale or other disposition of Collateral authorized by Section 7.1 shall not require the approval of any Lenders;

12.16.3                       Any amendment, waiver or consent which increases or decreases the Pro Rata Share of any Lender must be in writing and signed by such Lender;

12.16.4                       Any amendment, waiver or consent which extends the commitment of any Lender must be in writing and signed by such Lender; and

12.16.5                       Any amendment, waiver or consent which modifies the amount of principal, principal prepayments or the rate of interest payable on, any Revolving Note, or the amount of any Unused Revolving Loan Fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee must be in writing and signed by such Lender.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.16 shall apply equally to, and shall be binding upon, all the Lenders and Agent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased or extended without the consent of such Lender.

12.17                 Foreign Lenders and Participants.  Each Lender that is incorporated or otherwise organized under the Applicable Law of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 12.8, if applicable) two duly completed copies, signed by an authorized officer, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form W-8BEN (relating to all payments to be made to such Lender by the Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and Agent that no withholding under the federal income tax laws is required with respect to such Lender.  Thereafter and from time to time, each such Lender shall (a) promptly submit to Borrower (with a copy to Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re designation of its LIBOR lending office, if any) to avoid any requirement of Applicable Law that Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  In the event that Borrower or Agent become aware that a participation has been granted pursuant to Section 12.8.5 to a financial institution that is incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and Agent as would be required under this Section if such financial institution were a Lender.

12.18                 Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that (x) is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or (y) is clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or its Subsidiaries and the lending commitments provided hereunder in any customary “tombstone” or other customary advertisements, on its website or in other customary marketing materials of Agent.

13.                               AGENT

13.1                        Appointment and Authorization.  Subject to Section 12.7.2, each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof or are reasonably incidental, as determined by Agent, thereto.  This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

13.2                        Lenders’ Credit Decisions.  Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender or the directors, officers, agents, employees or attorneys of the foregoing parties, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement.  Each Lender also agrees that it shall, independently and without reliance upon Agent, any other Lender or the directors, officers, agents, employees or attorneys of the foregoing parties, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

13.3                        Agent and Affiliates.  Union Bank, N.A. (and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” includes Union Bank, N.A. in its individual capacity.  Union Bank, N.A. (and each successor Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any Affiliate of Borrower, as if it were not Agent and without any duty to account therefor to Lenders.  Union Bank, N.A. (and each successor Agent) need not account to any other Lender for any monies received by it in its capacity as a Lender hereunder.  Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent.

13.4                        Proportionate Interest in any Collateral.  Agent, on behalf of Lenders, shall hold in accordance with the Loan Documents all items of any Collateral or interests therein to be received or held by Agent.  Subject to Agent’s and Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by Agent or a Lender) each Lender shall have an interest in such Collateral or interests therein in the same proportion that the aggregate obligations owed such Lender, under the Loan Documents and/or any Interest Rate Protection Agreement, as applicable, bears to the aggregate obligations owed under the Loan Documents and all Interest Rate Protection Agreements, without priority or preference among Lenders.

13.5                        Action by Agent.

13.5.1                              Absent actual knowledge of Agent of the existence of an Event of Default, Agent may assume that no Event of Default has occurred and is continuing, unless Agent (or the Lender that is then Agent) has received notice from Borrower stating the nature of the Event of Default or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

13.5.2                              Agent has only those obligations under the Loan Documents as are expressly set forth therein.

13.5.3                              Except for any obligation expressly set forth in the Loan Documents and as long as Agent may assume that no Event of Default has occurred and is continuing, Agent may, but shall not be required to, exercise its discretion to act or not act, except that Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.16) and those instructions shall be binding upon Agent and all Lenders, provided that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law or would result, in the reasonable judgment of Agent, in substantial risk of liability to Agent.

13.5.4                              If Agent has received a notice specified in Section 13.5.1, Agent shall immediately give notice thereof to Lenders and shall act or not act upon the instructions of the Required Lenders (or of all the Lenders, to the extent required by Section 12.16), provided that

Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law or would result, in the reasonable judgment of Agent, in substantial risk of liability to Agent, and except that if the Required Lenders fail, for five (5) Business Days after the receipt of notice from Agent, to instruct Agent, then Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of Lenders.

13.5.5                              Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Required Lenders, notwithstanding any other provision hereof.

13.6                        Liability of Agent.  Neither Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct.  Without limitation on the foregoing, Agent and its directors, officers, agents, employees and attorneys:

13.6.1                              May treat the payee of any Revolving Note as the holder thereof until Agent receives notice of the assignment or transfer thereof, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until Agent receives notice of the assignment or transfer thereof, signed by that Lender;

13.6.2                              May consult with legal counsel (including in-house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or Lenders, and shall not be liable to the Lenders for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts selected by it with reasonable care;

13.6.3                              Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents except for those expressly made by it;

13.6.4                              Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrower;

13.6.5                              Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

13.6.6                              Will not incur any liability to the Lenders by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and

13.7                        Indemnification.  Each Lender shall, ratably in accordance with its proportion of the Revolving Commitment, indemnify and hold Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Revolving Note) or any action taken or not taken by it as Agent thereunder, except such as result from its own gross negligence or willful misconduct.  Without limitation on the foregoing, each Lender shall reimburse Agent upon demand for that Lender’s Pro Rata Share of any out of pocket cost or expense incurred by Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other party is required by Section 12.2 to pay that cost or expense but fails to do so upon demand.  Nothing in this Section 13.7 shall entitle Agent or any indemnitee referred to above to recover any amount from Lenders if and to the extent that such amount has theretofore been recovered from Borrower.  To the extent that Agent or any indemnitee referred to above is later reimbursed such amount by Borrower, it shall return the amounts paid to it by Lenders in respect of such amount.

13.8                        Successor Agent.  Agent may, and at the request of the Required Lenders shall, resign as Agent upon reasonable notice to Lenders and Borrower effective upon acceptance of appointment by a successor Agent.  If Agent shall resign as Agent under this Agreement, the Required Lenders shall appoint from among Lenders a successor Agent for Lenders, which successor Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed).  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor Agent from among Lenders.  Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13, and Section 12.3, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  Notwithstanding the foregoing, if (a) Agent has not been paid those fees referenced in Section 3.3 or has not been reimbursed for any expense reimbursable to it under Sections 12.2.2 or 12.2.3, in either case for a period of at least one (1) year and (b) no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

13.9                        No Obligations of Borrower.  Nothing contained in this Section 13 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Agent of its obligations to Lenders under any provision of this Agreement, and Borrower shall have no liability to Agent or any of Lenders in respect of any failure by Agent or any Lender to perform any of its obligations to Agent or Lenders under this Agreement.

14.                               COMMITMENT COSTS AND RELATED MATTERS.

14.1                        Eurodollar Costs and Related Matters.

14.1.1                              In the event that after the date hereof any Governmental Authority imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar liabilities (as defined in Regulation D or any comparable regulation of any Governmental Authority having jurisdiction over any Lender) of any Lender, Borrower shall pay such Lender within five (5) Business Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand).  Such Lender’s determination of such amount shall be conclusive in the absence of manifest error.

14.1.2                              If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

(a)                                 shall subject any Lender or its LIBOR lending office to any tax, duty or other charge or cost with respect to any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Loan or any other amounts due under this Agreement in respect of any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans, excluding taxes imposed on or measured in whole or in part by its overall net income by (i) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR lending office or (ii) any jurisdiction (or political subdivision thereof) in which it is “doing business”;

(b)                                 shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR lending office); or

(c)                                  shall impose on any Lender or its LIBOR lending office or the Designated Eurodollar Market any other condition affecting any LIBOR Loan, its Note evidencing such LIBOR Loan(s), its obligation to make LIBOR Loans or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by any Lender, increases the cost to any Lender or its LIBOR lending office of making or maintaining any LIBOR Loan or in respect of any LIBOR Loan, any Revolving Note evidencing LIBOR Loans or its obligation to make LIBOR Loans or reduces the amount of any sum received or receivable by any Lender or its LIBOR lending office with respect to any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans (assuming such Lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market), then, within five (5) Business Days after demand by such Lender (with a copy to Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market); provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand.  A statement of Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

14.1.3                              If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR lending office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the LIBOR Basis, and such Lender shall so notify Agent, then such Lender’s obligation to make LIBOR Loans shall be suspended for the duration of such illegality or impossibility and Agent forthwith shall give notice thereof to the other Lenders and Borrower.  Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans on either (a) the last day of the LIBOR Loan Period(s) applicable to such LIBOR Loans if such lender may lawfully continue to maintain and fund such LIBOR Loans to such day(s) or (b) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Loans to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Sections 3.5 or 12.2.5.  The Lenders agree to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause any Lender to notify Agent under this Section, and agree to designate a different LIBOR lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.  In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.  Any Lender whose obligation to make LIBOR Loans has been suspended under this Section shall promptly notify Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.  Borrower shall have the right to terminate the Revolving Commitment of any Lender for which the funding of LIBOR Loans becomes unlawful or impossible, as set forth above, and to substitute a new Lender into this Agreement subject to the provisions of Section 12.7.2 of this Agreement.

14.1.4                              If, after the date hereof, with respect to any proposed LIBOR Loan, any Lender:

(a)                                 reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of such Lender, deposits in Dollars (in the applicable amounts) are not being offered to Lender in the Designated Eurodollar Market for the applicable LIBOR Loan Period; or

(b)                                 LIBOR Basis as determined by such lender (i) does not represent the effective pricing to lender for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable LIBOR Loan Period, or (ii) will not adequately and fairly reflect the cost to such Lender of making the applicable LIBOR Loans;

then such Lender forthwith shall give notice thereof to Borrower and Agent, whereupon until such Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make any future LIBOR Loans shall be suspended.

14.1.5                              Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle any Lender to compensation pursuant to this Section, and agrees to designate a different LIBOR lending office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to Lender.  Any request for compensation by any Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by such lender.

14.2                        Capital Adequacy.  If, after the date hereof, any Lender (or any Affiliate of any Lender) shall have reasonably determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Affiliate of any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender (or any Affiliate of such Lender) as a consequence of any of such Lender’s obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the policies of any Lender (or Affiliate of any Lender) with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender (or Affiliate of such Lender) was fully utilized prior to such adoption, change or compliance), then, upon demand by such Lender, Borrower shall immediately pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for any such reduction actually suffered; provided, that there shall be no duplication of amounts paid to any Lender pursuant to this sentence and Section 14.1.  Such Lender’s determination of the amount to be paid to such Lender by Borrower as a result of any event referred to in this Section 14.2 shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.

14.3                        Federal Reserve System/Wire Transfers.  The obligation of any Lender to make any loan by wire transfer to Borrower or any other Person shall be subject to all Applicable Law, including the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk as in effect from time to time.  Borrower acknowledges that such laws, regulations and policy may delay the transmission of any funds to Borrower.

14.4                        Assignment of Revolving Commitments Under Certain Circumstances; Duty to Mitigate.  In the event (a) any Lender requests compensation pursuant to Section 14.1 or 14.2, above, (b) any Lender delivers a notice described in Section 14.1 or 14.2, above, (c) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower and which consent is required under this Agreement for such amendment, waiver or other modification, or (d) any Lender is a Defaulting Lender, Borrower may, at its sole expense and effort (including with respect to the assignment fee referred to in Section 12.7.2), upon notice to such Lender and Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.7.2), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, affected by such assignment plus all fees and other amounts accrued for the account of such Lender to the extent provided hereunder (and, with respect to replacement of a Defaulting Lender, any additional amounts required to be paid under Section 12.8.6; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation or notice, as referred to above in (a) and (b) of this Section 14.4, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 14.1 or 14.2, above, or cease to result in amounts being payable under Section 14.1 or 14.2, as the case may be, or if such Lender shall waive its right to claim or notice under Section 14.1 or 14.2, as applicable in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Commitment Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

DTS, INC.,
a Delaware corporation

By:	/s/ Melvin Flanigan
Name:	Melvin Flanigan
Title:	Chief Financial Officer

AGENT:

UNION BANK, N.A.

By:	/s/ Carlos Herrera
Name:	Carlos Herrera
Title:	Vice President

LENDER:

UNION BANK, N.A.

By:	/s/ Lauren Hom
Name:	Lauren Hom
Title:	Vice President

S-1

Exhibit A

Form of Commitment Assignment and Acceptance

[TO BE APPENDED]

A-1

Exhibit B

Form of Compliance Certificate

[TO BE APPENDED]

B-1

Exhibit C

Form of Notice of Borrowing

[TO BE APPENDED]

C-1

Exhibit D

Form of Request for Conversion/Continuation

[TO BE APPENDED]

D-1

Schedule 1.1

Schedule of Documents

COLLATERAL DOCUMENTS

1.                                       Security Agreement

a.                                       stock certificates

b.                                      stock powers

2.                                       Collateral Assignment

3.                                       UCC-1 Financing Statements on Borrower and Guarantors

LOAN DOCUMENTS

4.                                       Loan Agreement

5.                                       Revolving Note

6.                                       Swingline Note

7.                                       Guaranty

8.                                       Alternative Dispute Resolution Agreement

9.                                       Closing Certificate

10.                                 Secretary’s Certificates and Resolutions for Borrower and Guarantors

11.                                 Opinion of Borrower’s and Guarantors’ Counsel

Schedule 1.1 - 1

Schedule 2.1

Lenders:  Revolving Commitment— Pro Rata Share

Commitment	Lender	Pro Rata Share of Revolving Commitment
$30,000,000.00	Union Bank, N.A.	100%

Schedule 2.1 - 1

Schedule 5.2

Locations of Offices, Collateral and Books and Records

Schedule 5.2 - 1

Schedule 5.5

Subsidiaries

Schedule 5.5 - 1

Schedule 5.9

Intellectual Property

Schedule 5.9 - 1

Schedule 5.10

Litigation

Schedule 5.10 - 1

Schedule 5.17

Hazardous Materials

Schedule 5.17 - 1

Schedule 5.19

Insurance

Schedule 5.19 - 1

Schedule 6.16

Post-Closing

1.

Within thirty (30) days after the Closing Date (or such later dated as may be agreed to by Agent in writing in its sole discretion), Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent: (a) the Pledge Agreement (BVI Sub), duly executed by Borrower, (b) newly issued original share certificates and original undated stock powers executed in blank with respect to 65% of the voting equity interest and 100% of the non-voting equity interest of BVI Sub, (c) an opinion of counsel in form and substance reasonably satisfactory to Agent with respect to the pledge of Borrower’s equity interests in BVI Sub, and (d) an updated Schedule 5.2 to the Security Agreement reflecting the information on the newly issued share certificates mentioned in clause (a) above (which such schedule, upon delivery to, and approval of, same by Agent, shall without any further action by any party hereto, update and replace Schedule 5.2 to the Security Agreement).

2.	Within the time period provided therein, Borrower shall have delivered the items required pursuant to Section 4.2(a) of the Security Agreement with respect to Borrower’s primary operating account.

3.

Within thirty (30) days after the Closing Date (or such later dated as may be agreed to by Agent in writing in its sole discretion), Borrower shall deliver to Agent evidence that authorized UCC termination statements have been properly filed with respect to each of the financing statements existing as of the Closing Date naming either Imperial Bank or Comerica Bank as a secured party.

4.

Within sixty (60) days after the Closing Date (or such later dated as may be agreed to by Agent in writing in its sole discretion), Borrower shall deliver to Agent evidence that (a) duly executed releases have been properly filed with the United States Patent and Trademark Office (the “USPTO”) with respect to each of the filings at the USPTO existing as of the Closing Date naming either Imperial Bank or Comerica Bank as a secured party and (b) proper filings have been made with the USPTO in order to evidence the transfer of all material Intellectual Property which has been acquired by or otherwise transferred to Borrower or any of its Subsidiaries prior to the Closing Date, including, without limitation, the patents and trademarks identified in writing by Agent or its counsel prior to the Closing Date.

Schedule 6.16 - 1

Schedule 7.7

Existing Liens

Schedule 7.7 - 1

Schedule 7.8

Existing Indebtedness

Schedule 7.8 - 1

Schedule 7.10

Existing Investments

Schedule 7.10 - 1